Exhibit (a)(1)(i)

AMENDED AND RESTATED

OFFERING MEMORANDUM

Offer to Exchange

6% Senior Convertible Notes due 2006

(“Old Notes”)

for

6% Senior Convertible Notes due 2010

(“New Notes”)

The Exchange Offer will expire at 12:00 midnight New York City time, on

July 18, 2006, unless extended or earlier terminated by us (the “Expiration Date”).

We invite the holders of Old Notes to tender for exchange any Old Notes upon the terms and subject to the conditions described in this amended and restated offering memorandum (this “offering memorandum”) and in the related Letter of Transmittal which, as amended or supplemented from time to time, constitute the “Exchange Offer.”

We will exchange the New Notes for all Old Notes that are validly tendered and not withdrawn by you at any time prior to 12:00 midnight New York City time, on the Expiration Date as described in this offering memorandum. Each $1,000 principal amount of Old Notes tendered will be exchanged for $1,000 principal amount of New Notes. We reserve the right to extend or amend the Exchange Offer in our sole discretion. We may terminate the Exchange Offer if any of the conditions listed in the “The Exchange Offer — Conditions” occur, and the occurrence thereof has not been waived by us in our sole discretion.

The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that (1) the maturity date of the New Notes is June 12, 2010; (2) the New Notes will be convertible at the option of the holder into ordinary shares at a rate of 512.82 ordinary shares per $1,000 principal amount, equivalent to a conversion price of approximately $1.95 per share; and (3) the date after which we may redeem the New Notes, in whole or in part, is June 12, 2009. The New Notes will have the same financial terms and covenants as the Old Notes, and will be subject to the same business and financial risks. Any outstanding Old Notes not validly tendered will not contain these revised terms.

The New Notes will not be listed on any securities exchange or included in any automatic quotation system. We will not receive any proceeds for the exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE

ADEQUACY OR ACCURACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Exchanging Old Notes for New Notes involves risks that are described in the “Risk Factors” section beginning on page 19 of this offering memorandum.

None of DRDGOLD Limited, the exchange agent, the trustee or any of our other agents or advisors makes any recommendation to holders of Old Notes as to whether to exchange or refrain from exchanging their Old Notes. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange Old Notes pursuant to the Exchange Offer and, if so, the aggregate principal amount of Old Notes to exchange.

The date of this offering memorandum is June 30, 2006.

ABOUT THIS OFFERING MEMORANDUM

When used in this offering memorandum, the terms “we,” “our,” “us,” or “DRDGOLD” refer to DRDGOLD Limited and its subsidiaries, as appropriate in the context. Our executive offices are located at EBSCO House 4, 299 Pendoring Avenue, Blackheath, Randburg, South Africa, 2195. Our telephone number is (+27 11) 219-8700.

This offering memorandum does not constitute an offer to exchange in any jurisdiction in which, or from any person to or from whom, it is unlawful to make such offer under applicable federal securities or state securities laws. The delivery of this offering memorandum shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or any attachments hereto nor in the affairs of DRDGOLD or any of its subsidiaries since the date hereof.

In making a decision in connection with the Exchange Offer, Old Note holders must rely on their own examination of DRDGOLD and the terms of the Exchange Offer, including the merits and risks involved. Old Note holders should not construe the contents of this offering memorandum as providing any legal, business, financial or tax advice. Each Old Note holder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this offering memorandum and the Exchange Offer contemplated hereby.

We are relying on Section 3(a)(9) of the United States Securities Act of 1933 (the “Securities Act”) to exempt the Exchange Offer from the registration requirements of the Securities Act with respect to the exchange of the Old Notes for the New Notes. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Old Notes.

Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the United States Securities and Exchange Commission (the “Commission” or the “SEC”) and the sale of those securities until that registration statement has been declared effective by the SEC, unless an exemption from registration is available. The Exchange Offer constitutes an “offer” of securities under the Securities Act. However, we are availing ourselves of Section 3(a)(9) of the Securities Act, which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

We have prepared this offering memorandum, which contains or incorporates by reference certain information we have filed with or furnished to the SEC, and are distributing this offering memorandum to the Old Note holders. Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

NOTICE TO CANADIAN RESIDENTS: By tendering Old Notes for New Notes pursuant to the Exchange Offer, each holder of Old Notes resident in or otherwise subject to the laws of Canada will be deemed to have represented to us that: (a) it understands no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this offering memorandum or the merits of the securities described herein and any representation to the contrary is an offence; (b) such holder or, where permitted by law, any ultimate person for whom the holder is acting as agent, is entitled under applicable Canadian securities laws to acquire the New Notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing, the holder (or any ultimate person for whom such person is acting as agent) is an “accredited investor”, as defined in National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”), and is or is deemed to be acquiring the New Notes as principal; (c) it understands there will be certain restrictions on the holder’s ability to dispose of the New Notes acquired by it pursuant to the Exchange Offer under Canadian securities laws, and it is solely the holder’s responsibility to determine and comply with such restrictions; (d) it has been notified by us that (i) we are required to provide information (“personal information”) pertaining to the holder as required to be disclosed in Schedule I of Form 45-106F1 (including its name, address, telephone number and the number and value of any New Notes acquired), which is required to be filed by us under NI 45-106; (ii) such personal information will be delivered to the Ontario Securities Commission (the “OSC”) (and other applicable Canadian securities regulatory authorities) in accordance with NI 45-106; (iii) such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (v) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086, and such holder authorizes the indirect collection of the personal information by the OSC and the disclosure of such information by us to applicable regulatory authorities as required by Canadian securities laws; and (e) if the holder is a resident of Ontario, it understands it has the rights of rescission and rights of action in respect of misrepresentations in this offering memorandum described in section 130.1 of the Securities Act (Ontario).

This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to the investments or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, all such persons together being referred to as “relevant persons.” This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

We have not authorized any issue of notes in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000, referred to as the “Act.” Notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances that do not result in an offer to the public in the United Kingdom within the meaning of the Act or otherwise in compliance with all other applicable provisions of the Act and the rules made under the Act.

THIS IS NOT AN INVITATION OR OFFER TO THE PUBLIC IN THE REPUBLIC OF SOUTH AFRICA TO SUBSCRIBE FOR OR TO PURCHASE THE NOTES AS CONTEMPLATED BY CHAPTER VI OF THE SOUTH AFRICAN COMPANIES ACT, 1973 (AS AMENDED).

There are restrictions on the offer for subscription or sale of the notes to the public in the Republic of South Africa in terms of the Companies Act, 1973 (as amended) and to South African shareholders and purchasers in general in terms of the Exchange Control Regulations, 1961 (as amended) promulgated under the Currency and Exchange Act, 1933 (as amended).

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR ANY APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, OR RSA 421-B, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

FOREIGN CURRENCY PRESENTATION

In this offering memorandum, references to “Dollars,” “U.S. dollars” and “$” are to United States dollars, references to “Rand” and “R” are to South African Rand and references to “A$” are to Australian dollars. For your convenience, certain information in this offering memorandum presented in Rand has been translated into Dollars. By including convenience currency translations in this offering memorandum, we do not represent that the Rand amounts actually represent amounts shown in Dollars or that these amounts could be converted into Dollars at any particular rate, if at all.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

In this offering memorandum and the documents incorporated by reference herein we make some “forward-looking” statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and developments or business strategies, as well as future events or other future financial performance and information relating to us. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions. These statements also include descriptions in connection with, among other things:

•	our ability to successfully restructure our operations and significantly reduce costs;

•	estimates regarding future production and throughput capacity;

•	our anticipated commitments;

•	our ability to fund our operations in the next 12 months; and

•	estimated production costs, cash costs per ounce and total costs per ounce.

Such statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions, and are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

•	adverse changes or uncertainties in general economic conditions in the markets in which we operate;

•	a continuing strengthening of the Rand against the Dollar;

•	regulatory developments adverse to us or difficulties in maintaining necessary licenses or other governmental approvals;

•	changes in our competitive position;

•	changes in our business strategy;

•	any major disruption in production at our key facilities; or

•	adverse changes in foreign exchange rates.

Other unknown or unpredictable factors could also have material adverse effects on future results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are further qualified by and should be read in conjunction with the risks described or referred to under the heading “Risk Factors” beginning on page 19 of this offering memorandum.

SUMMARY TERM SHEET

The following are some of the questions you may have as a holder of the Old Notes and the answers to those questions. You should refer to the more detailed information set forth in this offering memorandum and to which we refer you for more complete information about us and the Exchange Offer.

Q: Who is making the Exchange Offer?

A: DRDGOLD Limited, the issuer of the Old Notes, is making the Exchange Offer.

Q: Why are we making the Exchange Offer?

A: The purpose of the Exchange Offer is to extend the maturity date of the debt represented by the Old Notes, to adjust the redemption date and the conversion premium, and to incorporate certain other terms as described herein. See “Summary—Material Differences Between the Old Notes and the New Notes.”

Q: When will the Exchange Offer expire?

A: The Exchange Offer will expire at 12:00 midnight New York City time on July 18, 2006, unless extended. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer.

Q: What will you receive in the Exchange Offer if you tender your Old Notes and they are accepted?

A: For Old Notes that you tender, you will, upon the terms and subject to the conditions set forth in this offering memorandum and the related Letter of Transmittal, receive a principal amount of New Notes equal to the principal amount of tendered Old Notes.

Q: What are the material differences between the New Notes and the Old Notes?

A: The material differences between the New Notes and Old Notes are: (1) the maturity date of the New Notes is June 12, 2010; (2) the New Notes will be convertible at the option of the holder into ordinary shares at a rate of 512.82 ordinary shares per $1,000 principal amount, equivalent to a conversion price of approximately $1.95 per share; and (3) the date after which we may redeem the New Notes, in whole or in part, is June 12, 2009. See “Summary—Material Differences Between the Old Notes and the New Notes.”

Q: If the Exchange Offer is consummated but you do not tender your Old Notes, how will your rights be affected?

A: If you do not tender your Old Notes in the Exchange Offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights applicable to the Old Notes.

Q: What amount of Old Notes are we seeking in the Exchange Offer?

A: We are seeking to exchange all of our outstanding Old Notes.

Q: Will we exchange all of the Old Notes validly tendered?

A: Yes. We will exchange all of the Old Notes validly tendered pursuant to the terms of the Exchange Offer.

Q: Is there a minimum amount of Old Notes that is required to be tendered in the Exchange Offer?

A: No. The Exchange Offer is not conditioned upon the valid tender of any minimum aggregate principal amount of Old Notes.

Q: Are there any conditions to the Exchange Offer?

A: Yes. Our obligation to accept Old Notes in exchange for New Notes is subject to a number of conditions. We describe the conditions to the Exchange Offer in greater detail in the section titled “The Exchange Offer—Conditions.”

Q: Who may participate in the Exchange Offer?

A: All holders of the Old Notes may participate in the Exchange Offer, subject to compliance with applicable law.

Q: Do you have to tender all of your Old Notes to participate in the Exchange Offer?

A: No. You do not have to tender all of your Old Notes to participate in the Exchange Offer.

Q: What will happen to Old Notes tendered in the Exchange Offer?

A: Old Notes accepted in the exchange will be cancelled.

Q: Will the New Notes be freely tradable under U.S. securities laws?

A: Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

Q: Will the New Notes be listed?

A: We have not applied and do not intend to apply for listing of the New Notes on any securities exchange. The Old Notes are not listed on any securities exchange.

Q: What risks should you consider in deciding whether or not to tender your Old Notes?

A: In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of factors affecting the New Notes described in the section of this offering memorandum titled “Risk Factors” beginning on page 19 and the U.S. federal income tax consequences to you relating to this Exchange Offer and to the ownership and disposition of the New Notes (please see the section of this offering memorandum titled “Material Income Tax Considerations—Material United States Federal Income Tax Considerations”).

Q: How do you participate in the Exchange Offer?

A: In order to exchange Old Notes, you must tender the Old Notes in accordance with the procedures described in this offering memorandum. We have not provided guaranteed delivery procedures for the Exchange Offer. We describe the procedures for participating in the Exchange Offer in more detail in the section titled “The Exchange Offer—Procedures for Tendering.”

Q: May you withdraw your tender of Old Notes?

A: Yes. You may withdraw any tendered Old Notes at any time prior to 12:00 midnight New York City time on the Expiration Date.

Q: When will the New Notes be issued?

A: We will accept all Old Notes validly tendered and not withdrawn as of the expiration of the Exchange Offer and will issue the New Notes promptly after expiration of the Exchange Offer, upon the terms and subject to the conditions in this offering memorandum and the Letter of Transmittal. We refer to the date that we will issue the New Notes as the “exchange date.”

Q: What happens if your Old Notes are not accepted in the Exchange Offer?

A: If we do not accept your Old Notes for exchange for any reason, your Old Notes tendered by book entry transfer will be re-credited to your account at The Depository Trust Company (“DTC”), Euroclear or Clearstream, as the case may be.

Q: Who will pay the fees and expenses associated with the Exchange Offer?

A: We will pay our fees and expenses, as well as the fees and expenses of the exchange agent and our other agents and advisors in connection with the Exchange Offer. In addition, we will pay transfer taxes, if any, applicable to the transfer of Old Notes pursuant to the Exchange Offer.

Q: How will you be taxed on the exchange of your Old Notes?

A: We believe that the modifications to the Old Notes pursuant to the Exchange Offer will constitute a significant modification to the Old Notes. Accordingly, we intend to treat the exchange of Old Notes for New Notes as a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer. See the section of this offering memorandum titled “Material Income Tax Considerations—Material United States Federal Income Tax Considerations.”

Q: Has the board of directors or any committee of the board of directors adopted a position on the Exchange Offer?

A: Neither our board of directors nor any committee thereof has made any recommendation as to whether you should tender Old Notes and, if so, how many Old Notes to tender. In making your decision, we recommend that you carefully read this document and the other documents to which we refer you in their entirety, including the discussions of risks and uncertainties set forth in “Risk Factors.”

Q: Who can you call with questions about how to tender your Old Notes?

A: You should direct any questions regarding procedures for tendering Old Notes and requests for additional copies of this offering memorandum, the Letter of Transmittal or the documents incorporated by reference in this offering memorandum to The Bank of New York, our exchange agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Exchange Agent.”

Q: Where should you send your Letter of Transmittal and other required documents?

A: You should send your Letter of Transmittal and other required documents to The Bank of New York, our exchange agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Exchange Agent.”

SUMMARY

This summary highlights selected information from this offering memorandum to help you understand the New Notes, the terms and conditions of the Exchange Offer and the material differences between the Old Notes and New Notes. You should carefully consider the discussion of factors affecting the New Notes described in the section of this offering memorandum titled “Risk Factors” beginning on page 19 and the U.S. federal income tax consequences to you relating to this Exchange Offer and to the ownership and disposition of the New Notes (please see the section of this offering memorandum titled “Material Income Tax Considerations—Material United States Federal Income Tax Considerations”) to determine whether an investment in the New Notes is appropriate for you.

About DRDGOLD

DRDGOLD Limited is a gold mining company engaged in underground and surface gold mining including exploration, extraction, processing and smelting. We are a public company, incorporated on February 16, 1895, as Durban Roodepoort Deep, Limited, and our shares were listed on the JSE Limited (“JSE”) in that same year. In South Africa, we have focused our operations on the West Witwatersrand basin which has been a gold production region for over 100 years. Our South African Operations consist of the deep-level Blyvooruitzicht Gold Mining Company Limited (“Blyvoor”) and East Rand Proprietary Mines Limited (“ERPM”), in addition to the world’s biggest surface retreatment operation, Crown Gold Recoveries (Pty) Limited (“Crown”). Since 1999, our focus has been to expand our operations outside South Africa and increase our production base from the Pacific Rim region. Our Australasian Operations consist of Tolukuma Gold Mines Limited (“Tolukuma”) and our 20% interest in the unincorporated Porgera Joint Venture (“Porgera”), both of which are in Papua New Guinea, and Emperor Mines Limited (“Emperor”), which owns the multi-shaft Vatukoula gold mine in Fiji. We also have exploration projects in South Africa, Papua New Guinea and Fiji, although our principal focus is on our operations in South Africa, Papua New Guinea and Fiji.

Our ordinary shares and/or related instruments trade on the JSE, Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) in the form of American Depository Shares (“ADSs”), London Stock Exchange, the Marche Libre on the Euronext Paris, the Euronext Brussels in the form of International Depository Receipts, the Australian Stock Exchange (“ASX”), the Port Moresby Stock Exchange in Papua New Guinea, the Over The Counter, or OTC, market in Berlin and Stuttgart and the Regulated Unofficial Market on the Frankfurt Stock Exchange. We are in the process of de-listing our shares and related instruments from the ASX and the Port Moresby Stock Exchange.

Our registered office and business address is EBSCO House 4, 299 Pendoring Avenue, Blackheath, Randburg, South Africa, 2195. The postal address is P.O. Box 390, Maraisburg 1700, South Africa. Our telephone number is (+27 11) 219-8700 and our facsimile number is (+27 11) 476-2637. We are registered under the South African Companies Act, 1973 (as amended) under registration number 1895/000926/06. For our ADSs, The Bank of New York, at 101 Barclay Street, New York, NY 10286, United States, has been appointed as agent.

Recent Developments

Simmer and Jack Mines Limited’s acquisition of Buffelsfontein Gold Mines Limited

On October 6, 2005, we concluded an agreement with Simmer and Jack Mines Limited (“Simmer and Jack”), for the sale of our shareholding in Buffelsfontein Gold Mines Limited (“Buffelsfontein”), which was placed in provisional liquidation on March 22, 2005, following continued financial losses and a massive earthquake on March 9, 2005.

The sale was pursuant to a scheme of arrangement by Simmer and Jack involving the payment of R45.0 million ($6.7 million) to the provisional liquidators and the fresh appointment of employees without assumption of any accumulated pre-liquidation employee benefits. Simmer and Jack currently manages Buffelsfontein, pays its holding costs in terms of an interim agreement with the provisional liquidators and conducts limited mining of surface dumps. It may offset up to R20.0 million ($3.0 million) of its contribution to holding costs against the proposed payment to the provisional liquidators of R45.0 million ($6.7 million).

In exchange for the transfer of our shareholding in Buffelsfontein, Simmer and Jack paid us one Rand, and indemnified us against any liabilities or obligations which could arise against us in connection with the environmental rehabilitation of Buffelsfontein, as well as the management and pumping of underground water. Simmer and Jack has the benefit, however, of drawing down against the rehabilitation trust fund owned by Buffelsfontein, which we transferred to the Department of Minerals and Energy upon the provisional liquidation of Buffelsfontein.

We have made provision for a R9.0 million ($1.3 million) social fund established to help any Buffelsfontein employees who were retrenched as a result of the liquidation. In total, we have paid an amount of R51.5 million ($8.3 million), post-liquidation to assist Buffelsfontein’s liquidators, most of which was used to pay workers’ wages. We remain Buffelsfontein’s largest creditor with approximately R1 billion ($149.6 million) owing. The provisional liquidators of Buffelsfontein are pursuing an as yet unquantified insurance claim for damage and losses incurred in the March 2005 earthquake. The proceeds of this claim are not included in the scheme of arrangement proposed by Simmer and Jack.

On October 21, 2005, the scheme of arrangement for the acquisition of Buffelsfontein proposed by Simmer and Jack and accepted by the majority of Buffelsfontein creditors, including the Company, was approved and sanctioned by the High Court of South Africa. Buffelsfontein applied to the High Court for the lifting of its provisional liquidation, which was granted on November 1, 2005.

Black Economic Empowerment (“BEE”) transaction with Khumo Bathong Holdings (Pty) Limited (“KBH”)

On October 27, 2005, our board of directors approved a black economic empowerment transaction with our partner, KBH, regarding the acquisition by KBH of a 15% stake in our South African Operations. The transaction was facilitated by the Industrial Development Corporation, which agreed to a debt restructuring in which we acquired from the Industrial Development Corporation all of its Crown and ERPM debt through the issue of 4,451,219 of our shares, which at the date of the restructuring were valued at approximately $4.4 million (R28.9 million).

The new structure resulted in Khumo Gold SPV (Pty) Limited (“Khumo Gold”), which is an affiliate of KBH, acquiring, as a first step, a 15% interest in a newly created company, DRDGOLD South African Operations (Pty) Limited (“DRDGOLD SA”), which acquired 100% of ERPM, Crown and Blyvoor. We have retained an 85% interest in DRDGOLD SA.

We subscribed for $4.8 million (R31.8 million) new Khumo Gold preference shares. The proceeds from these preference shares were used by Khumo Gold to settle an existing loan to KBH of $1.2 million (R7.9 million), subscribe for $0.6 million (R4.1 million) new preference shares in ERPM, subscribe for $0.4 million (R2.7 million) new preference shares in Crown, subscribe for $0.6 million (R3.9 million) new preference shares in Blyvoor and subscribe for an initial 15% of the issued ordinary shares in DRDGOLD SA for $2.0 million (R13.2 million). Khumo Gold has been granted an option, exercisable over the next three years, to acquire a further 11% interest in DRDGOLD SA for the payment consideration of $1.4 million (R9.3 million). This further equity tranche would include a 6% stake to be placed in a new, proposed Employee Trust.

Consolidation of our offshore operations into Emperor Mines Limited

On November 16, 2005, we concluded a sale and purchase agreement with Emperor, pursuant to which, on April 6, 2006, Emperor acquired our wholly owned subsidiary, DRD (Isle of Man) Limited (“DRD (Isle of Man)”), which in turn holds our Papua New Guinea assets, comprising a 20% interest in the Porgera Joint Venture, a 100% interest in Tolukuma Gold Mines Limited and all of our exploration tenements in Papua New Guinea. The purchase consideration of $237.3 million was subject to certain completion adjustments to reflect the change in the capital position of both Emperor and DRD (Isle of Man) between October 1, 2005, which was the effective date, and completion of the transaction. The purchase consideration was settled by the issue of 751,879,699 new Emperor shares at 0.266 cents per share (valued at $200.0 million) to DRD (Offshore) and the remaining portion in cash. After the issue of the new Emperor shares, we held 88.3% of Emperor.

Implementation of the transaction required the restructuring of our offshore operations, whereby DRD (Isle of Man) transferred the following material assets to our new wholly-owned subsidiary DRDGOLD (Offshore) Limited (“DRD (Offshore)”), on January 1, 2006: (1) our 39.5% (previously 45.3%) interest in Emperor; (2) our 50.2% interest in Net-Gold Services Limited; and (3) our rights and obligations under a A$10.0 million ($7.6 million) convertible loan that DRD (Isle of Man) had advanced to Emperor, pursuant to which we can elect to convert the loan into additional Emperor shares at A$0.30 ($0.23) per Emperor share. On March 31, 2006, we sold DRD (Isle of Man) to DRD (Offshore).

Summary Description of the Notes and the Exchange Offer

Securities Offered	$66,000,000 aggregate principal amount of 6% Senior Convertible Notes (the “New Notes”) due 2010, equal to the aggregate principal amount of the Old Notes.

Maturity	June 12, 2010, with actual payment to be made on or before five business days following maturity.

Accreted Value	The Accreted Value of the New Notes upon issuance will be 100.0% of their principal amount and will thereafter increase to 102.5% of their principal amount at maturity.

Payment of Principal on Maturity	On or before the fifth business day immediately following maturity, we will pay the Accreted Value of the New Notes, which at that time will equal 102.5% of their principal amount, and all accrued and unpaid interest on the New Notes. On or before the fifth business day immediately following the maturity date of the New Notes, at our option but subject to obtaining all required regulatory approvals and unless an Event of Default has occurred and is continuing, instead of paying the Accreted Value of the New Notes in cash, we may pay the Accreted Value of the New Notes in our ordinary shares, ADSs or in a combination of cash and ordinary shares or ADSs, such ordinary shares to be valued at 90% of the 30 trading day volume weighted average price of the ordinary shares or ADSs on the Nasdaq Capital Market or a substitute national securities exchange upon which such ordinary shares or ADSs may then be listed for each of the thirty consecutive trading days ending with the third trading day prior to the repayment date.

Interest	We will pay interest on the principal amount of the New Notes in arrears commencing December 12, 2006 and thereafter semiannually on June 12 and December 12 of each year. Interest will accrue from the last interest payment date on which interest was paid on the New Notes, or, if no interest has been paid on the New Notes, from May 12, 2006, the last interest payment date on which interest was paid on the Old Notes that were exchanged. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive accrued and unpaid interest on the Old Notes.

Conversion

The New Notes will be convertible at the option of the holder into ordinary shares at a conversion rate of 512.82 ordinary shares per $1,000 principal amount of the New Notes, which is equivalent to a conversion price of approximately $1.95 per share. The conversion rate is subject to adjustment. Upon conversion we will issue, or cause to be issued, our ordinary shares or, at your option, ADSs representing our ordinary shares.

You may convert the New Notes at any time on or before the close of business on the maturity date, unless we have previously redeemed or repurchased the New Notes; provided, however, that if a New Note is called for redemption or repurchase, you will be entitled to convert the New Note at any time before the close of business on the date immediately preceding the date fixed for redemption or repurchase, as the case may be.

Ranking; Security	The New Notes will rank pari passu to all present and future indebtedness of DRDGOLD Limited. The New Notes will be effectively subordinated to present and future secured indebtedness of DRDGOLD Limited to the extent of the value of any security underlying such indebtedness. The New Notes will be unsecured. The

New Notes will be structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of May 31, 2006, DRDGOLD Limited had no secured indebtedness and R432.6 million ($66.0 million) of unsecured indebtedness, comprising the Old Notes, and our subsidiaries had R394.3 million ($60.2 million) of secured indebtedness outstanding. The indenture under which the New Notes will be issued will not restrict our incurrence of indebtedness, including secured indebtedness or our subsidiaries’ incurrence of indebtedness.

Global Note; Book-Entry System	The New Notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The New Notes will be represented by one or more permanent global notes in fully registered form without coupons.

Provisional Redemption	We may redeem the New Notes, in whole or in part, at any time after June 12 , 2009, at a redemption price equal to 100% of the Accreted Value of the New Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, on giving not less than 30 nor more than 60 days notice if the closing price of our ADSs on the Nasdaq Capital Market or substitute national securities exchange has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice.

Redemption for Tax Reasons	We may redeem the New Notes prior to maturity in certain cases in the event of the imposition of withholding taxes.

Repurchase at Option of Holders Upon a Change in Control	Upon a Change in Control, you will have the right, subject to certain conditions and restrictions, to require us to repurchase your New Notes, in whole or in part, at 101% of their Accreted Value, plus accrued and unpaid interest to the repurchase date. The repurchase price is payable in cash or, at our option, in our ordinary shares or our ADSs. If the repurchase price is paid in ordinary shares, the ordinary shares will be valued on substantially the same basis as the ordinary shares and ADSs would be valued if ordinary shares or ADSs were used to repay the New Notes at maturity. Our ability to repurchase the New Notes will also be conditional upon receipt of required regulatory approvals.

Trading	The New Notes will not be admitted for trading on any exchange. Our ordinary shares are listed on the JSE under the symbol “DRD”, which constitutes the principal non-United States trading market for those shares. Our ordinary shares also trade on the London Stock Exchange (symbol: DBNR), Euronext Paris (symbol: DUR), Euronext Brussels (symbol: DUR), the Australian Stock Exchange (symbol: DRD) and the Port Moresby Stock Exchange (symbol: DRD). The ordinary shares also trade on the “over the counter” markets in Berlin, Stuttgart and Frankfurt. Our ADSs trade on the Nasdaq Capital Market under the symbol “DROOY”, in the form of ADRs.

Tax Status	All payments in respect of the New Notes will be made without withholding of, or deduction for, or on account of, taxation unless the withholding or deduction is required by law. If we are required by law to withhold or deduct for South African taxes with respect to a payment to noteholders, we will (subject to customary exceptions) pay such additional amounts as may be necessary so that the net amount received by noteholders after the withholding or deduction will be not less than the amount that would have been received in the absence of such withholding or deduction.

The exchange of the Old Notes for the New Notes should result in a taxable disposition for U.S. federal income tax purposes. In addition, there are certain U.S. federal income tax considerations associated with purchasing, holding and disposing of the New Notes, the ordinary shares and the ADSs. See “Material Income Tax Considerations—Material United States Federal Income Tax Considerations.”

Trustee	The Bank of New York

Governing Law	The New Notes and the indenture governing the New Notes will be governed by the laws of the State of New York.

Material Differences between the Old Notes and the New Notes

The material differences between the Old Notes and New Notes are illustrated in the table below. Except as described below, the terms of the New Notes are similar to the terms of the Old Notes. The table below is qualified in its entirety by the information contained elsewhere in this offering memorandum and the documents governing the Old Notes and that will govern the New Notes, copies of which are available from the exchange agent upon request. For a more detailed description of the New Notes, see “Description of the New Notes.” For a more detailed description of the Old Notes, please read the confidential offering memorandum for the Old Notes dated November 4, 2002, copies of which are available from the exchange agent upon request.

	Old Notes	New Notes
Maturity	November 12, 2006, with actual payment to be made on or before five business days following maturity.	June 12, 2010, with actual payment to be made on or before five business days following maturity.

Interest	We will pay interest on the Old Notes semi-annually in arrears on May 12 and November 12 of each year, commencing May 12, 2003.	We will pay interest on the New Notes semi-annually in arrears on December 12 and June 12 of each year, commencing December 12, 2006.

Conversion	The Old Notes will be convertible at the option of the holder into ordinary shares at a conversion rate of 266.6667 ordinary shares per $1,000 principal amount of the Old Notes, which is equivalent to a conversion price of approximately $3.75 per share. The conversion rate is subject to adjustment.	The New Notes will be convertible at the option of the holder into ordinary shares at a conversion rate of 512.82 ordinary shares per $1,000 principal amount of the New Notes, which is equivalent to a conversion price of approximately $1.95 per share. The conversion rate is subject to adjustment.

Original Issue Discount	The Old Notes were issued with original issue discount for U.S. federal income tax purposes equal to the stated redemption price at maturity of the note less the issue price to investors. U.S. holders are required to include original issue discount in income as it accrues regardless of their method of tax accounting. See “Material Income Tax Consequences—United States.” On November 12, 2006, the accrued original issue discount in respect of the Old Notes will be 2.5% of their principal amount.	On their issue date, the New Notes will have an Accreted Value equal to 100.0% of their principal amount. However, the New Notes will not be treated as issued with original issue discount for U.S. federal income tax purposes because the issue price of the New Notes for U.S. federal income tax purposes will be considered to equal their Accreted Value at maturity, which is equal to 102.5% of their principal amount. See “Material Income Tax Considerations—Material United States Federal Income Tax Considerations.”

Provisional Redemption	We may redeem the Old Notes, in whole or in part, at any time after November 12, 2005, at a redemption price equal to 100% of the principal amount of the Old Notes to be redeemed, plus accrued original issue discount, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption on giving not less than 30 nor more than 60 days notice if the closing price of our ADSs on the Nasdaq Capital Market or substitute national securities exchange has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice.	We may redeem the New Notes, in whole or in part, at any time after June 12, 2009, at a redemption price equal to 100% of the Accreted Value of the New Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption on giving not less than 30 nor more than 60 days notice if the closing price of our ADSs on the Nasdaq Capital Market or substitute national securities exchange has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information should be read in conjunction with the section entitled “Operating and Financial Review and Prospects” and our consolidated financial statements and notes included in our Annual Report on Form 20-F for our fiscal year ended June 30, 2005 and our IFRS Report to Shareholders for the six months ended December 31, 2005, submitted to the Commission under cover of a Form 6-K on February 23, 2006, (as amended by our release dated 22 March 2005, submitted to the Commission under cover of a Form 6-K on March 23, 2006), in each case incorporated by reference in this offering memorandum. The summary consolidated income statement information for the fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003, and the summary consolidated balance sheet information as of June 30, 2005, June 30, 2004 and June 30, 2003 are derived from our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended June 30, 2005, which is incorporated by reference in this offering memorandum. The summary consolidated income statement information for the six months ended December 31, 2005 and December 31, 2004 and the summary consolidated balance sheet information as of December 31, 2005 are derived from our unaudited consolidated financial statements included in our report on Form 6-K on June 9, 2006, which is incorporated by reference into this offering memorandum. The unaudited financial information includes all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

Summary Consolidated Financial Data

(in thousands, except share, per share and per ounce data)

	Six months ended December 31,		Year ended June 30,
	2005[2]	2004[2]	2005	20041 2	20031 2
	$’000	$’000	$’000	(as restated) $’000	(as restated) $’000
Consolidated Statement of Operations Data Revenues	95,638	92,931	183,609	183,254	109,419
Production costs	(80,093)	(72,451)	(136,520)	(143,026)	(90,761)
Net operating (loss)/income	(9,155)	(2,802)	6,597	(16,110)	47,237
(Loss)/profit from continuing operations before tax and other items	(8,696)	(3,001)	(11,155)	(11,882)	59,406
Income and mining tax expense	(116)	(7,519)	(5,762)	(14,230)	(15,830)
Equity in loss from associates	(12,213)	(2,400)	(20,511)	(11,975)	(6,867)
Minority interest	186	(9)	(2)	(7)	—
Net (loss)/profit from continuing operations applicable to common stockholders	(20,839)	(12,929)	(37,430)	(38,094)	36,709
Loss from discontinued operation	(957)	(48,881)	(44,359)	(20,804)	(22,577)
Net (loss)/profit applicable to common stockholders	(21,796)	(61,810)	(81,789)	(58,898)	13,959
Basic (loss)/profit per share – continuing operations (cents)	(7)	(5)	(15)	(17)	20
Basic loss per share - discontinued operation (cents)	—	(20)	(17)	(10)	(12)
Basic (loss)/profit per share (cents)	(7)	(25)	(32)	(27)	8
Diluted loss per share - continuing operations (cents)	(7)	(5)	(15)	(17)	18
Diluted (loss)/profit per share (cents) - discontinued operation	—	(20)	(17)	(10)	(12)
Diluted (loss)/profit per share (cents)	(7)	(25)	(32)	(27)	6

	As at December 31,	As at June 30,
	2005	2005	20041 2	20031 2
	$’000	$’000	(as restated) $’000	(as restated) $’000
Consolidated Balance Sheet Data Cash and cash equivalents	21,721	36,085	22,453	44,423
Total assets	272,791	238,257	282,735	207,335
Total liabilities	(196,191)	(158,330)	(200,194)	(197,145)
Long-term loans	(4,717)	(69,314)	(59,865)	(63,149)
Stockholders’ (equity)/deficit	(72,109)	(79,053)	(81,612)	(10,190)
Total liabilities and stockholders’ equity	(272,791)	(238,257)	(282,735)	(207,335)
Number of ordinary shares issued as at June 30 (December 31)	308,086,126	296,206,048	233,307,667	184,222,073
Number of cumulative preference shares issued as at June 30 (December 31)	5,000,000	5,000,000	5,000,000	5,000,000
Book value per share[3]	$0.23	$0.27	$0.35	$0.06

	Six months ended December 31,		Year ended June 30,
	2005[2]	2004[2]	2005	20041 2	20031 2
	$’000	$’000	$’000	(as restated) $’000	(as restated) $’000
Non-US GAAP Financial Data
Working capital	(78,147)	(33,280)	11,597	(24,993)	2,419
Cash costs per ounce[4] - continuing operations	424	332	315	307	275
Cash costs per ounce[4] – discontinued operation	—	464	504	393	312
Cash costs per ounce[4]	424	386	374	343	297
Total costs per ounce[5] – continuing operations	547	432	449	418	151
Total costs per ounce[5] – discontinued operation	—	738	630	441	321
Total costs per ounce[5]	552	557	506	428	250

1	The selected consolidated financial data for fiscal 2004 and 2003 has been restated for the equity method of accounting of our investment in Emperor Mines Limited.
2	The selected consolidated financial data for fiscal 2004 and 2003 has been restated for the disclosure of Buffelsfontein Gold Mines Limited as a discontinued operation.
3	Book value per share is calculated by dividing the sum of outstanding ordinary shares into consolidated shareholders’ equity.
4	Cash costs per ounce is a non-US GAAP financial measure of performance that we use to determine cash generating capacities of the mines and to monitor performance of our mining operations. For a reconciliation to production costs for fiscal 2005, 2004 and 2003 see Item 5A.: “Operating Results” in our Annual Report on Form 20-F for our fiscal year ended June 30, 2005, which is incorporated by reference in this offering memorandum.
5	Total costs per ounce is a non-US GAAP financial measure of performance that we use to determine cash generating capacities of the mines and to monitor performance of our mining operations. For a reconciliation to production costs for fiscal 2005, 2004 and 2003 see Item 5A.: “Operating Results” in our Annual Report on Form 20-F for our fiscal year ended June 30, 2005, which is incorporated by reference in this offering memorandum.

RISK FACTORS

You should carefully consider the risks described below in addition to the remainder of this offering memorandum and the factors discussed in the documents and other information incorporated by reference before making a decision to tender your Old Notes. The risks and uncertainties described below are not the only ones related to the New Notes, the Exchange Offer and our business. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the New Notes and our ordinary shares and ADSs could decline substantially.

Risks Related to the New Notes

An active trading market for the New Notes may not develop.

We cannot assure you that an active trading market for the New Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their New Notes or the price at which holders of the New Notes will be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our ordinary shares and ADSs, our performance and other factors. If a significant number of holders decide not to exchange their Old Notes for New Notes, the liquidity of the trading market for the New Notes may be adversely affected.

Because the New Notes are unsecured and structurally subordinated, there may not be sufficient assets to satisfy our obligations under the New Notes in the event of our bankruptcy, liquidation or reorganization or other events.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the New Notes, substantially depends upon our subsidiaries’ cash flow and their payments of funds to us. Our subsidiaries are not obligated to make funds available to us for payment on the New Notes or otherwise and their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The New Notes will rank pari passu to all present and future indebtedness of DRDGOLD Limited. The New Notes will be effectively subordinated to present and future secured indebtedness of DRDGOLD Limited to the extent of the value of any security underlying such indebtedness. The New Notes will be unsecured. The New Notes will be structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. Substantially all of our operations and our assets are held in our subsidiaries. As of May 31, 2006, DRDGOLD Limited had no secured indebtedness and R432.6 million ($66.0 million) of unsecured indebtedness, comprising the Old Notes, and our subsidiaries had R394.3 million ($60.2 million) of secured indebtedness outstanding. The indenture under which the New Notes will be issued will not restrict our incurrence of indebtedness, including secured indebtedness or our subsidiaries’ incurrence of indebtedness. There may not be sufficient assets to satisfy our obligations under the New Notes in the event of our bankruptcy, liquidation or reorganization or other events.

We expect that the trading value of the New Notes will be significantly affected by the price of our ordinary shares and ADSs, which may be volatile.

The trading prices of our ordinary shares and ADSs have been volatile and may continue to be volatile in the future. Factors including changes in the market price of gold, the depth and liquidity of the market for our ordinary shares and ADSs, investor perceptions of us and general economic conditions may cause the trading prices of our ordinary shares or ADSs to fluctuate significantly. The market price of the New Notes is expected to be significantly affected by the market price of our ordinary shares and ADSs. This may result in a significantly greater volatility in the trading value of the New Notes than would be expected for nonconvertible debt securities. For a discussion of the factors that may result in volatility in the market price of our ordinary shares and ADSs, see “—Risks Related to Our Business” below.

We have issued a substantial number of ordinary shares in recent years, and our shares are subject to further dilution upon the exercise of the substantial number of outstanding options and upon the conversion of the New Notes.

As of May 31, 2006, we had an aggregate of 600,000,000 ordinary shares, no par value, authorized to be issued and at that date an aggregate of 320,018,822 ordinary shares were issued and outstanding. We may issue additional securities, including our ordinary shares or ADSs, in connection with future acquisitions or financings or in settlement of certain liabilities. In addition, we have a share option plan authorizing an aggregate of 15% of our ordinary shares to be issued. We had issued and outstanding at May 31, 2006, options to purchase a total of 15,183,453 ordinary shares at exercise prices varying between R4.52 to R36.08 pursuant to this plan.

Upon conversion, the New Notes will entitle their holders to receive ordinary shares or ADSs as described in this offering memorandum. Conversion of the New Notes would further dilute the equity interests of shareholders. The issuance of the ordinary shares or ADSs upon conversion of the New Notes could reduce the market price of the ordinary shares and ADSs.

We may not be able to refinance the New Notes if required or if we so desire.

We may need or desire to refinance all or a portion of the New Notes at maturity. We cannot assure you that we would be able to refinance the New Notes on commercially reasonable terms, if at all. If we are not able to refinance the New Notes on terms favorable to us, we may not have sufficient funds to satisfy our obligations under the New Notes.

Investors in the United States or elsewhere may have difficulty bringing actions, and enforcing judgments, against us, our directors and our executive officers based on the civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof or the equivalent laws of their jurisdiction of residence.

We are incorporated in South Africa. Substantially all of our directors and executive officers reside outside of the United States. Substantially all of the assets of these persons and substantially all of our assets are also located outside the United States. As a result, it may not be possible for investors to enforce a judgment obtained in a United States court or a court in their jurisdiction of residence predicated upon the civil liability provisions of the federal securities or other laws of the United States or any state thereof or the equivalent laws of their jurisdiction of residence against these persons or us. A foreign judgment is not directly enforceable in South Africa, but constitutes a cause of action that will be enforced by South African courts provided that:

•	the court that pronounced the judgment had jurisdiction to entertain the case according to the principles recognized by South African law with reference to the jurisdiction of foreign courts;

•	the judgment is final and conclusive (that is, it cannot be altered by the court that pronounced it);

•	the judgment has not lapsed;

•	the recognition and enforcement of the judgment by South African courts would not be contrary to public policy, including observance of the rules of natural justice that require that the documents initiating the United States proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal;

•	the judgment was not obtained by fraudulent means;

•	the judgment does not involve the enforcement of a penal or revenue law; and

•	the enforcement of the judgment is not otherwise precluded by the provisions of the Protection of Businesses Act, 1978 (as amended), of South Africa.

It is the policy of South African courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the South African legal system, that does not mean that such awards are necessarily contrary to public policy. Whether a judgment was contrary to public policy depends on the facts of each case. Exorbitant, unconscionable, or excessive awards will generally be contrary to public policy. South African courts cannot enter into the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually implement their own procedural laws and, where an action based on an international contract is brought before a South African court, the capacity of the parties to the contract will usually be determined in accordance with South African law. It is doubtful whether an original action based on United States federal securities laws may be brought before South African courts. A plaintiff who is not resident in South Africa may be required to provide security for costs in the event of proceedings being initiated in South Africa. Furthermore, the Rules of the High Court of South Africa require that documents executed outside South Africa must be authenticated for the purpose of use in South African courts.

We may not have the funds necessary to purchase the New Notes upon a change in control.

Upon the occurrence of certain changes in control of DRDGOLD, you may require us to repurchase your New Notes. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all of the New Notes that might be delivered by holders of New Notes seeking to exercise their repurchase rights.

Risks Relating to the Exchange Offer

After consummation of the Exchange Offer there will likely be a limited trading market for the Old Notes, which could affect the market price for the Old Notes.

Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. If a significant number of the Old Notes are exchanged in the Exchange Offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the Exchange Offer may be substantially reduced. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering memorandum were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

Neither we nor our board of directors has made a recommendation with regard to whether or not you should tender your Old Notes in the Exchange Offer and we have not obtained a third-party determination that the Exchange Offer is fair to the holders of the Old Notes.

Neither we nor our board of directors has or is making a recommendation as to whether you should exchange your Old Notes in the Exchange Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure you that the value of the New Notes received in the Exchange Offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you should participate in the Exchange Offer.

Risk Relating to Our Business and Our Industry

We have a history of losses and may continue to incur losses in the future.

We have incurred net losses during recent years, and we may still continue to incur substantial losses in the future. We incurred net losses of $81.8 million for fiscal 2005 and $58.9 million for fiscal 2004. Our revenues and income are dependent on many factors such as:

•	changes in the market price of gold;

•	changes in the Rand/Dollar exchange rate;

•	our levels of gold production;

•	our ability to control production costs; and

•	the emergence of unforeseen liabilities.

Changes in the market price for gold, which in the past has fluctuated widely, affect the profitability of our operations and the cash flows generated by those operations.

Substantially all of our revenues come from the sale of gold. Thus, the market price of gold has a significant effect on our results of operations, our ability to pay dividends and undertake capital expenditures, and the market price of our notes, ordinary shares and ADSs.

Historically, gold prices have fluctuated widely and are affected by numerous industry factors over which we have no control, including:

•	the demand for gold for industrial uses and for use in jewelry;

•	actual, expected or rumored purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers;

•	speculative trading activities in gold;

•	the overall level of forward sales by other gold producers;

•	the overall level and cost of production by other gold producers;

•	international or regional political and economic events or trends;

•	the strength of the Dollar (the currency in which gold prices generally are quoted) and of other currencies;

•	financial market expectations regarding the rate of inflation; and

•	interest rates.

In addition, the current demand for and supply of gold affects the price of gold, but not necessarily in the same manner as current demand and supply affect the prices of other commodities.

Since the potential supply of gold (including quantities held by governments and others) is large relative to mine production in any given year, normal variations in current production will not necessarily have a significant effect on the supply of gold or the gold price.

If gold prices should fall below our cost of production and remain at such levels for any sustained period, we may experience losses and may be forced to curtail or suspend some or all of our operations. In addition, we might not be able to recover any losses we may incur during that period or maintain adequate gold reserves for future exploitation.

Exchange rate fluctuations and, in particular, an appreciation in the value of the Rand, could materially harm our operating results or financial condition.

Gold is sold throughout the world principally in Dollars, but our operating costs are incurred principally in Rand, as well as in Papua New Guinea Kina and Fiji Dollar. If the Dollar gold price should fall and/or the regional functional currencies should strengthen against the Dollar, resulting in revenue below our cost of production, and remain at such levels for any sustained period, we may experience losses and may be forced to curtail or suspend some or all of our operations. In addition, we might not be able to recover any losses we may incur during that period or maintain adequate gold reserves for future exploitation.

For our South African Operations, the continuing appreciation of the Rand since December 2001 has resulted in a sustained reduction in revenue received by us in Rands. Due to the marginal nature of our mines in South Africa, any sustained decline in the market price of gold, in Rand terms, below the cost of production, could result in the closure of our other South African mines which would result in significant costs and expenditure, for example, incurring retrenchment costs earlier than expected, that would negatively and adversely affect our financial situation.

Exchange rates are influenced by global economic trends which are beyond our control. We generally do not enter into forward contracts to reduce our exposure to market fluctuations in the Dollar gold price or the exchange rate movements of the Rand, Papua New Guinea Kina and Fiji Dollar.

The failure to discover or acquire new Ore Reserves, particularly outside South Africa, could negatively affect our cash flow, results of operations and financial condition.

Our future cash flow, results of operations and financial condition are directly related to the success of our exploration and acquisition efforts and our ability to replace depleted South African reserves with reserves offshore. In fiscal 2005, our Ore Reserves decreased by 49.1% from 11.0 million ounces at June 30, 2004 to 5.6 million ounces at June 30, 2005, primarily as a result of placing the North West Operations into provisional liquidation and losing access to its ore reserves and because the strength of the Rand caused a decline in the Rand gold price. Mining higher grade reserves in our South African mines is likely to be more difficult in the future and could result in increased production costs and reduced profitability. A failure to discover or acquire new reserves in sufficient quantities to maintain or grow the current level of our reserves will negatively affect our future cash flow, results and financial condition. There can be no assurances that any new or ongoing exploration programs will result in new mineral producing operations.

Our gold reserve figures are estimates based on a number of assumptions and may yield less gold under actual production conditions than we currently estimate.

Our ore reserves figures are estimates that may not reflect actual reserves or future production. We have prepared these figures in accordance with industry practice, converting mineral resource estimates to an ore reserve through the preparation of a mining plan. Our ore reserve estimates are determined and valued based on assumed future gold prices, cut-off grades and operating costs that may prove to be inaccurate. Reserve estimates require revisions based on actual production experience or new information. Should we encounter mineralization or formations different from those predicted by past drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect our operations. Moreover, if the price of gold declines, or stabilizes at a price that is lower than recent levels, or if our production costs increase or recovery rates decrease, it may become uneconomical to recover ore reserves containing relatively lower grades of mineralization. Under these circumstances, we would be required to re-evaluate our ore reserves. Additionally, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different grades, may adversely affect our profitability in any particular period. These factors have and could result in reductions in our ore reserve estimates, which could in turn adversely impact the total value of our mining asset base and our business and operating results.

Because we do not use forward sale arrangements to protect against low gold prices with respect to most of our production, we are exposed to the impact of any significant drop in the gold price.

We do not intend to enter into new forward sales to reduce our risk of exposure to volatility in the gold price. Accordingly, with respect to most of our production, we are not protected against decreases in the gold price and if the gold price decreases significantly we will realize reduced revenues.

We do not control the operations at Porgera.

We do not control Porgera and cannot unilaterally cause Porgera to adopt a particular budget, pay dividends or repay indebtedness. Because we do not control Porgera, current management may not continue to manage Porgera in a manner that is favorable to us. With a minority interest stake in Porgera, our ability to raise funding is dependent on access to capital from our joint venture partners or third party financiers. Decisions that reduce gold production, revenues or profitability, over which we have no control, may serve to reduce our cash flows and decrease our profitability.

We may not be able to meet our cash requirements because of a number of factors, many of which are beyond our control.

Management’s estimates on future cash flows are subject to risks and uncertainties. If we are unable to meet our cash requirements out of cash flows generated from our operations, we would need to fund our cash requirements from alternative financing and we cannot guarantee that any such financing would be on acceptable terms, or would be permitted under the terms of our existing financing arrangements. In the absence of such financing, our ability to respond to changing business and economic conditions, make future acquisitions, react to adverse operating results, meet out debt service obligations and fund required capital expenditures or increased working capital requirements may be adversely affected.

Our production costs may fluctuate and have an adverse effect on our results of operations.

Our historical production costs have varied significantly and we cannot predict what our production costs may be in the future. Production costs are affected by, among other things:

•	labor stability, lack of productivity and increases in labor costs;

•	unforeseen changes in ore grades and recoveries;

•	unexpected changes in the quality or quantity of reserves;

•	unstable or unexpected ground conditions with seismic activity;

•	technical production issues;

•	environmental and industrial accidents;

•	permitting requirements;

•	gold theft;

•	environmental factors;

•	pollution; and

•	oil prices.

Increased production costs would affect profitability.

The majority of our production costs consist of labor, steel, fuel, electricity and water. The production costs incurred at our South African Operations have increased, and could in the future increase, at rates in excess of our annual expected inflationary increase and result in the restructuring of these operations at substantial cost. The majority of our South African labor force is unionized and their wage increase demands are usually above the then prevailing rates of inflation. In October 2005, we entered into a two year wage agreement for Blyvoor with the National Union of Mine Workers, or NUM, that provided wage increases of 6% as of July 1, 2005 and 6.5% as of July 1, 2006. Similar two-year wage agreements were entered into at Crown and ERPM, which provided wage increases on October 1, 2005 of 6.5% and 11% respectively and on October 1, 2006 of 6.5% and 11% respectively. In addition, we have received notification of price increases, far in excess of the current rate of inflation, to be imposed by our South African steel suppliers and parastatal entities which supply us with electricity and water. These, combined with the increase in labor costs, could result in our costs of production increasing above the gold price received. Discussions with suppliers to moderate price increases have so far been unsuccessful. The costs of fuels, lubricants and other oil and petroleum based products have increased in fiscal 2005 as a result of the general increase in the cost of crude oil in global markets.

Due to the location of Tolukuma in the highlands of Papua New Guinea, all transportation to the mine site is by heavy lift helicopters. Approximately $79 per ounce, or 23.9%, of production costs relate to transportation, including the cost of fuel for the helicopters. In the event that the increase in crude oil prices continues, this will have a significant impact on production costs at Tolukuma and will increase the cost of mining at our other operations.

Production costs have increased significantly at Emperor due to the current high crude oil prices and increased power consumption associated with the Phase 2 expansion project. Power generation represents approximately 20% of the operating costs at Emperor. Increasing production costs at Emperor would negatively impact on our profitability.

Our initiatives to reduce costs may not be sufficient to offset the increases imposed on our operations and could negatively affect our business and operating results.

The exploration of mineral properties is highly speculative in nature, involves substantial expenditures, and is frequently unproductive.

Exploration for gold is highly speculative in nature. Our future growth and profitability will depend, in part, on our ability to identify and acquire additional mineral rights, and on the costs and results of our continued exploration and development programs. Many exploration programs, including some of ours, do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be mined profitably. Our mineral exploration rights may not contain commercially exploitable reserves of gold. Uncertainties as to the metallurgical recovery of any gold discovered may not warrant mining on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incidental to exploring for and developing mineral properties, such as:

•	encountering unusual or unexpected formations;

•	environmental pollution;

•	personal injury and flooding; and

•	decrease in reserves due to a lower gold price.

If we discover a viable deposit, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. Moreover, we will use the evaluation work of professional geologists, geophysicists and engineers for estimates in determining whether to commence or continue mining. These estimates generally rely on scientific and economic assumptions, which in some instances may be incorrect and could result in the expenditure of substantial amounts of money on a deposit before it can be determined whether or not the deposit contains economically recoverable mineralization. As a result of these uncertainties, we may not successfully acquire additional mineral rights, or identify new proven and probable reserves in sufficient quantities to justify commercial operations in any of our properties.

If management determines that capitalized costs associated with any of our gold interests are not likely to be recovered, we would incur a writedown on our investment in that interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

In particular, we estimate that approximately R7.5 billion ($711 million) will be required to complete the first stage of the Argonaut Project, known as the Central Shaft. The current exploration and feasibility study will require approximately R500 million ($47.4 million) to complete which includes R200 million ($19 million) needed to complete the initial seismic survey. We may not be able to raise the finances required to complete these activities.

Depending on the capital required, we may seek third party financing to fund the development of our exploration projects that we believe have the potential to be profitable. We cannot assure you that such third party financing will be available to us on acceptable terms, or at all.

We may experience problems in managing new acquisitions and integrating them into existing operations which could have a material adverse effect on us.

Our objective is to grow our business by improving our existing operations as well as through acquisitions.

Our ability to successfully acquire mining assets may be hindered by the following:

•	the market for acquisitions is competitive and we may not always be successful in identifying and purchasing assets that fit our strategy;

•	the ability to conduct a comprehensive due diligence analysis could be restricted due to unavailable information;

•	we may need to use a combination of historical and projected data in order to evaluate the financial and operational feasibility of the target assets. These analyses are based on a variety of factors including historical operating results, estimates of and assumptions about future reserves, cash and other operating costs, metal prices and projected economic returns and evaluations of existing or potential liabilities associated with the property and its operations. Other than historical operating results, all of these parameters could differ significantly from the estimates and assumptions used in the evaluation process, which could result in an incorrect evaluation of the quality of the assets to be acquired;

•	our inability to make suitable acquisitions at an appropriate price could adversely affect our ongoing business and financial position, particularly if the Rand continues to strengthen against the Dollar;

•	we may experience difficulty in negotiating acceptable terms with the seller of the business to be acquired;

•	we may not be able to obtain the financing necessary to complete future acquisitions;

•	we may not be able to obtain necessary approvals from regulatory authorities;

•	acquisitions financed through the issue of shares may result in a dilution in the value of our shares if the value of the business acquired is not realized; and

•	we could experience financial loss through costs incurred in evaluating and pursuing failed acquisitions or overpayment for an acquisition.

If we do make any acquisitions, any positive effect on our results will depend on a variety of factors including:

•	assimilating the operations of an acquired business in a timely and efficient manner;

•	maintaining our financial and strategic focus while integrating the acquired business;

•	implementing uniform standards, controls, procedures and policies at the acquired business; and

•	to the extent that we make an acquisition outside of markets in which we have previously operated, conducting and managing operations in a new operating environment.

Acquiring additional businesses could place increased pressure on our already decreased cash flow if such acquisitions are accomplished by applying cash. The integration of our existing operations with any acquired business will require significant expenditures of time, attention and funds. Achievement of the benefits expected from consolidation will require us to incur significant costs in connection with, among other things, implementing financial and planning systems. We may not be able to integrate the operations of the recently acquired subsidiary companies or restructure our previously existing operations without encountering difficulties. In addition, this integration and restructuring may require significant attention from our management team, which may detract attention from our day-to-day business. Over the short-term, difficulties associated with integration and restructuring could have a material adverse effect on our business, operating results, financial condition and price of our securities.

Due to the nature of mining and the type of gold mines we operate, we face a material risk of liability, delays and increased production costs from environmental and industrial accidents and pollution.

The business of gold mining takes place in underground mines, open pit mines and surface operations for the retreatment of rock dumps and tailings dams. These operations are exposed to numerous risks and events, the occurrence of which may result in the death of, or personal injury to, employees, the loss of mining equipment, damage to or destruction of mineral properties or production facilities, monetary losses, delays in production, environmental damage, loss of the license to mine and potential legal claims. The risks and events associated with the business of gold mining include, but are not limited to:

•	environmental hazards and pollution, including the discharge of gases, toxic chemicals, pollutants, radioactive materials and other hazardous material into the air and water;

•	seismic activity which could lead to rock bursts, cave-ins, pit slope failures or, in the event of a significant event, total closure of sections or an entire underground mine;

•	unexpected geological formations which reduce or prevent mining from taking place;

•	flooding, landslides, sinkhole formation, ground subsidence, ground and surface water pollution, and waterway contamination;

•	underground fires and explosions, including those caused by flammable gas;

•	accidents caused from and related to drilling, blasting, removing, transporting and processing material, and the collapse of pit walls and tailings dams; and

•	decrease in labor productivity due to labor disruptions, work stoppages, disease, slowdowns or labor strikes.

In addition, deep level underground mines in South Africa, as compared to other gold mining countries, involve significant risks and hazards not associated with open pit or surface rock dump and tailings dam retreatment operations. The level of seismic activity in a deep level gold mine varies based on the rock formation and geological structures in the mine. The occurrence of any of these hazards could delay production, increase production costs and may result in legal claims.

Underground and opencast mines in Papua New Guinea may experience pit wall failures, landslides and flooding, due to excessive annual rainfall. The transport of supplies and employees to and from the mine site may be inhibited by incessant rain and damage to roads. In addition, land movement caused by excessive rain may destabilize existing buildings and plant infrastructure and restrict access into the mines.

Fiji is fairly isolated in an area that gives rise to severe cyclonic storms which can be very disruptive. As in other island states, rising sea levels caused by the greenhouse effect are a major concern. Natural disasters of this type could potentially disrupt our business for an extended period of time and this is of particular concern in Fiji due to the island’s exposure to such disasters in the past. Tropical cyclone Ami hit Fiji on January 13, 2003, killing at least 15 people and leaving thousands more homeless.

Our operations are subject to extensive environmental regulations which could impose significant costs and liabilities.

Our operations are subject to increasingly extensive laws and regulations governing the protection of the environment, under various state, provincial and local laws, which regulate air and water quality, hazardous waste management and environmental rehabilitation and reclamation. Our mining and related activities impact the environment, including land, habitat, streams and environment near the mining sites. Delays in obtaining, or failures to obtain government permits and approvals may adversely impact our operations. In addition, the regulatory environment in which we operate could change in ways that could substantially increase compliance costs, therefore having a material adverse effect on our profitability.

We have made, and expect to make in the future, expenditures to comply with these laws and regulations. We have estimated these liabilities and included them in the $22.6 million provision for the Group’s environmental rehabilitation, reclamation and closure costs on our balance sheet as at June 30, 2005. However the ultimate amount of rehabilitation costs may in the future exceed the current estimates due to influences beyond our control, such as changing legislation or unidentified rehabilitation costs. The closure of mining operations, without sufficient financial provision for the funding of rehabilitation liabilities, or unacceptable damage to the environment, including pollution or environmental degradation, may expose us and our directors to litigation and potentially significant liabilities.

Seismicity and other natural disasters could impact the going concern of our operations.

We run the inherent risk that seismic activity and/or other natural disasters could cripple our operations and affect their ability to continue production. On March 9, 2005, the North West Operations suffered the effects of an earthquake of 5.3 on the Richter scale. As a consequence of the extensive damage caused by the earthquake, the No. 5 Shaft of the North West Operations was closed. There was continuing seismic activity in the area and on March 16, 2005, the Company closed the No. 2 Shaft because of concerns for the safety of employees. Seismic activity has had, and may continue to have, a harmful effect on our business.

Our Papua New Guinea Operations are subject to environmental risks associated with tailings discharge.

Tolukuma and Porgera in Papua New Guinea have site specific environmental risks associated with their operations. Tailings are routinely discharged into the surrounding river systems in accordance with approved environmental water discharge permits issued by the Papua New Guinea Department of the Environment and Conservation under the Papua New Guinea Environmental Act 2000 and Regulations 2000. The Papua New Guinea Government has approved disposal into certain natural rivers as the most appropriate method for treated tailings and soft incompetent waste rock because the mines are located in extremely rugged mountainous terrain, subject to seismic activity, high rainfall and landslides, so construction of a tailings impoundment would be very difficult and the risk of an engineering failure high.

Due to the elevated concentrations of heavy metals naturally occurring in the ore, in particular lead, mercury and arsenic, discharges are monitored in accordance with the terms of our approved environmental management monitoring program. Cyanide associated with the tailings deposited is detoxified and cyanide levels are monitored daily. However, should we be unable to control the levels of lead, mercury, arsenic or cyanide, it could pose potential adverse health risks to the surrounding communities and may result in us violating our environmental water discharge permit and may expose us to civil or criminal liability. While our Papua New Guinea Operations currently comply with the applicable license conditions accepted by the Papua New Guinea Government in granting approval, the eventual, cumulative environmental impacts could be greater than the estimates in, or contemplated by, the environmental plans and environmental management monitoring programs approved by the Papua New Guinea Government. In such event the Papua New Guinea Government could require us to remedy such consequences and the costs of such remediation could be material. We have also encountered opposition from local people and landowners regarding our discharge of tailings. This opposition could cause delays or stoppages which could reduce our production capacity and results of operations.

Changes in Papua New Guinean Government legislation or policy on regulatory discharges into the environment could result in operational disruptions, especially if the government changes the method it requires for us to test tailings discharges, and may have a material adverse affect on our profitability as additional costs may need to be incurred to facilitate other waste discharge methods.

Flooding at our operations may cause us to incur liabilities for environmental damage.

Flooding of underground mining areas is an inherent risk at all our operations. If the rate of water rise is not controlled, water from our workings could potentially rise to the surface or decant into surrounding underground workings or natural underground water sources. Due to the withdrawal of Government pumping subsidies at the Durban Deep and West Wits Sections, we have ceased active pumping of underground water at these sections. We expect that progressive flooding could eventually cause the discharge of polluted water to the surface and to local water sources.

Estimates of the probable rate of water rise in those mines are contradictory and lack scientific support; however, should underground water levels not reach a natural subterranean equilibrium, and in the event that underground water rises to the surface, we may face claims relating to environmental damage and pollution of ground water, streams and wetlands.

In addition, our underground and opencast mines in Papua New Guinea may experience flooding due to excessive annual rainfall.

We have ageing assets in South Africa, which exposes us to greater risk of our infrastructure failing, higher maintenance costs and potentially greater health, safety and environmental liabilities.

Our South African assets are made up predominantly of mature assets, which we acquired after they had reached the end of the planned production cycle under their previous owners. Our strategy has been to revive these assets through specialist planning and mining techniques. The ageing infrastructure and installations typical of these operations require constant maintenance and continuing capital expenditure. This materially increases our operational costs. The mature state of these assets was worsened by the fact that the technology applied in many of our installations had not been regularly updated and accordingly has become obsolete compared to the technology used in more modern mines. As a result the risk of technology failure is high, and the maintenance of these installations is costly.

Due to the nature of the business, particularly in South Africa where our marginal mines predominantly comprise aged infrastructures, we inherently run the risk of exposure to greater health, safety and environmental liabilities which we closely monitor but are not always able to fully mitigate.

Due to the nature of our business, our employees face health and safety risks.

Regrettably, 10 people died in work-related incidents during fiscal 2005. These fatalities were largely attributable to seismicity-related rockfalls. While seismic monitoring continues to be an invaluable tool in the management of seismicity, there is still risk of seismic induced fatalities occurring which we may not be able to prevent. Preventing occupational diseases such as tuberculosis and noise-induced hearing loss is a priority and is addressed through close adherence to legislated requirements. However, there has been an increase year on year in employees suffering from these kinds of conditions. Mine and safety regulations of the countries in which we conduct our operations impose various duties on us at our mines and grant the authorities broad powers to, among other things, close unsafe mines and order corrective action relating to health and safety matters. In the event of any future accidents at any of our mines, regulatory authorities could take steps which could increase our costs or reduce our production capacity.

If we are unable to attract and retain key personnel our business may be harmed.

The success of our business will depend, in large part, upon the skills and efforts of a small group of management and technical personnel including Mr. M.M. Wellesley-Wood, our Chief Executive Officer, and Mr. J.W.C. Sayers, our Chief Financial Officer (as of September 5, 2005). Factors critical to retaining our present staff and attracting additional highly qualified personnel include our ability to provide these individuals with competitive compensation arrangements, equity participation and other benefits. If we are not successful in retaining or attracting highly qualified individuals in key management positions, our business may be harmed. We do not maintain “key person” life insurance policies on any members of our executive team. The loss of any of our key personnel could prevent us from executing our business plans, which may result in decreased production, increased costs and decreased profitability.

Our insurance coverage may prove inadequate to satisfy potential claims.

We may become subject to liability for pollution or other hazards against which we have not insured or cannot insure, including those in respect of past mining activities. Our existing property and liability insurance contains exclusions and limitations on coverage. In addition, we have experienced large increases in our insurance premiums recently, and insurance may not continue to be available at economically acceptable premiums. As a result, in the future our insurance coverage may not cover the extent of claims against us, including claims for environmental or industrial accidents or pollution. If we are required to meet the costs of claims which exceed our insurance coverage, our costs may increase, which could decrease our profitability.

Failure to discover and remedy material weaknesses in our internal controls in relation to our U.S. GAAP financial reporting could have an adverse effect on our business.

During fiscal 2004, we discovered material weaknesses in our internal controls. Effective internal controls are necessary for us to provide reliable U.S. GAAP financial reports. Failure to remedy these material weaknesses and provide reliable U.S. GAAP financial reports could have an adverse effect on our share price. Remedying these material weaknesses is challenging in light of the limited availability within South Africa, where our head office is located, of internal accounting employee candidates who have sufficient knowledge and experience regarding the application of U.S. GAAP and SEC requirements and of potential external advisers with U.S. GAAP expertise to supplement our internal resources.

In response to these discoveries, we have been working to improve our internal controls over financial reporting, including in the areas of compliance with U.S. GAAP and SEC reporting requirements. We documented these efforts in the form of a U.S. GAAP Action Plan which we have implemented. If we encounter any difficulties in sustaining the application of our U.S. GAAP Action Plan, or remedying any control weaknesses discovered, or any difficulties encountered in their implementation, we could fail to meet our U.S. GAAP reporting obligations. If we are unable to sustain our U.S. GAAP Action Plan, investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

Risks Related to Doing Business in South Africa, Papua New Guinea and Fiji

Political or economic instability in the regions in which we operate may reduce our production and profitability.

We are incorporated and own operations in South Africa. As a result, political and economic risks relating to South Africa could reduce our production and profitability. Large parts of the South African population are unemployed and do not have access to adequate education, health care, housing and other services, including water and electricity. Government policies aimed at alleviating and redressing the disadvantages suffered by the majority of citizens under previous governments may increase our costs and reduce our profitability. In recent years, South Africa has experienced high levels of crime. These problems have impeded fixed inward investment into South Africa and have prompted emigration of skilled workers. As a result, we may have difficulties attracting and retaining qualified employees.

In recent years, the South African economy has been growing at a relatively slow rate, inflation and unemployment have been high by comparison with developed countries, and foreign currency reserves have been low relative to other emerging market countries. In the late 1980s and early 1990s, inflation in South Africa reached record highs of 20.6%. This increase in inflation resulted in considerable year on year increases in operational costs. In recent years, the inflation rate has decreased and as of June 2005, the Consumer Price Inflation Index, or CPIX, stood at 3.5%, down from 4.8% since June 2004. Analysts expect inflation to increase over the next few months, partly in response to higher fuel prices. A return to high levels of inflation in South Africa, without a concurrent devaluation of the Rand or increase in the price of gold, could result in an increase in our costs which could reduce our profitability.

In South Africa and Papua New Guinea there is a greater level of political and economic risk as compared to developed countries in the world. For example, open pit operations at Porgera were suspended from August 27, 2002 to October 12, 2002, due to interruptions in the electrical power supply as a result of election-related vandalism in Papua New Guinea. There is also a risk that social unrest and government intervention could be exacerbated during the mine closure process. Mine infrastructure, including power, water and fuel, may be at risk of sabotage.

In Papua New Guinea, landowners in the area, whose interests are consolidated with those of the provincial government in a Papua New Guinea registered entity, Mineral Resources Enga (“MRE”), had an expectation of receiving from us a 5% stake in the Porgera Joint Venture. This expectation arose from an undertaking we gave at the time of acquiring our interest in Porgera, to sell a 5% stake to MRE on commercial terms, which was subsequently cancelled as MRE failed to meet certain conditions precedent after renegotiated, extended deadlines. This issue may become the subject of political campaigning and canvassing in future elections.

The Porgera mine has also on a number of occasions experienced delays receiving operating permits and licenses necessary for this mine to conduct its lawful operations. If at any time in the future permits essential to lawful operations are not obtained, or exemptions not granted, there is a risk that the Porgera mine may not be able to operate for a period of time. Future government actions, or actions of other quasi-government or landowner groups, cannot be predicted but may impact on the operations and regulation of mines including the Porgera Joint Venture. Any suspension of operations at the Porgera Joint Venture would decrease our attributable production and profitability.

Fiji’s economic growth has historically been very volatile. Growth has been restrained by low rates of investment, which has been deterred by macro-economic instability, prohibitive regulation, and poor human and physical capital. Additionally, Fiji has also experienced periodic political volatility in recent years. The country experienced a coup d’etat in March 2000, and whilst the country’s political environment has stabilized since 2000 following the first free and fair general election held in late 2001, potential legislative reform under the new government could be imminent. The next elections in Fiji are expected to be held in August 2006. Changes to the country’s constitution or government regulations could affect the political or economic climate in Fiji.

AIDS poses risks to us in terms of productivity and costs.

Acquired Immune Deficiency Syndrome (“AIDS”), and tuberculosis which is closely associated with the onset of AIDS and is exacerbated in the presence of HIV/AIDS, represent very serious health care challenges in the mining industry. Human Immunodeficiency Virus (“HIV”), is the virus that causes AIDS and South Africa has one of the highest HIV infection rates in the world. It is estimated that approximately 30% - 40% of the mining industry workforce in South Africa are HIV positive. The exact extent to which our mining workforce both within and outside South Africa is infected with HIV/AIDS is unknown at this stage. Papua New Guinea has recently been identified as a high risk country for the HIV/AIDS pandemic and this could have a direct impact on our workforce and productivity in that country. The exact impact of increased mortality rates due to AIDS-related deaths on the costs of our operations is as yet undefined. The only available treatments for HIV/AIDS are anti-retroviral drugs, which slow down the advancement of the disease but do not present a complete cure for the disease. The cost and availability of anti-retroviral drugs could inhibit the introduction of treatment programs at our mines in South Africa and Papua New Guinea to reduce the impact of HIV/AIDS on our mining workforce and our businesses. The effects of the disease pose a risk to us in terms of the potential reduction in productivity and increase in medical costs.

Government policies in South Africa may adversely impact our operations and profits

Government Regulation

The mining industry in South Africa is extensively regulated through legislation and regulations issued through government’s administrative bodies. These involve directives in respect of health and safety, the mining and exploration of minerals, and managing the impact of mining operations on the environment. A variety of permits and authorities are required to mine lawfully, and government enforces its regulations through the various government departments.

The Mineral and Petroleum Resources Development Act, 2002

On May 1, 2004, the new Minerals and Petroleum Resources Development Act (“MPRD Act”), was enacted, which places all mineral and petroleum resources under the custodianship of the South African state. Private title and ownership in minerals (“old order rights”), are to be converted to “new order rights,” essentially the right to mine. The MPRD Act allows the existing holders of mineral rights a period of five years to apply for the conversion of used old order rights, and one year for the conversion of unused old order rights. We have submitted a mining work program, whereby we substantiate the area and period of the new order rights and additionally, we must be in compliance with the requirements of the Mining Charter as described below. Once these periods have lapsed, the holders may have to compete to acquire the right to mine minerals previously held under old order rights. To the extent that we are unable to convert some of our old order rights, we may have a claim for compensation based on expropriation. It is not possible to forecast with any degree of certainty whether a claim will be enforceable against the state, and the extent to which we may be compensated. Factors that are taken into account are market value, as well as the history of the acquisition of these rights.

Where new order rights are obtained under the MPRD Act, these rights will not be equivalent to our existing property rights. The area covered by the new order rights may be reduced by the state if it finds that the prospecting or mining work program submitted by an applicant does not substantiate the need to retain the area covered by the old order rights. The duration of the new order rights will no longer be perpetual but rather, in the case of new order mining rights, for a maximum of 30 years with renewals of up to 30 years each and, in the case of prospecting rights, up to five years with one renewal of up to three years. In addition, the new order rights will only be transferable subject to the approval of the Minister of Minerals and Energy. Mining or prospecting must commence within one year or 120 days, respectively, of the mining right or prospecting right becoming effective, and must be conducted continuously and actively thereafter. The new rights can be suspended or cancelled by the Minister of Minerals and Energy on breach of or, in the case of mining rights, on non-optimal mining in accordance with the mining work program.

The implementation of the MPRD Act will result in significant adjustments to our property ownership structure. To the extent that we are unable to convert some of our old order rights to new order rights, and that the exclusive rights to minerals we enjoyed under the previous statutory regime are diminished, the operations of the MPRD Act may result in significant adjustments to our property ownership structure, which in turn could have a material adverse effect on the underlying value of our operations.

Possible taxation reform and mining royalties

The South African government has declared its intention to revisit the taxation regime of South African gold mining companies. The South African gold mining industry is taxed under the gold taxation formula which recognizes the high level of capital expenditure required to sustain a mining operation over the life of the mine. This results in an additional tax benefit not afforded to other commercial companies. In addition, the South African Government has indicated that it is looking at a revenue based royalty for mining companies, as outlined in the draft Mineral and Petroleum Royalty Bill, 2003 (the “Royalty Bill”), which was released in March 2003 for comment. The Royalty Bill proposed a three percent royalty on gross revenue for gold mining companies. In conjunction with the South African Mining Development Association we have made submissions to the government outlining our concerns about a revenue based royalty and recommended a profit based royalty be introduced instead. In his budget speech in February 2004, the South African Finance Minister acknowledged that the draft Royalty Bill may need some refinement, but also stated that government’s preference is for a revenue based royalty, with introduction of the royalty as of 2009. As at May 31, 2006, these issues were still under review. The introduction of the proposed revenue based royalty would have an adverse effect on the profitability of our South African Operations.

The Broad Based Socio-Economic Empowerment Charter

The Broad Based Socio-Economic Empowerment Charter for the South African Mining Industry (the “Mining Charter”), establishes certain numerical goals and timeframes to transform equity participation in the mining industry in South Africa and is effective from May 1, 2004.

The goals set by the Mining Charter include that each mining company must achieve 15 percent ownership by historically disadvantaged South Africans of its South African mining assets within five years and 26 percent ownership within ten years from May 1, 2004. This is to be achieved by, among other methods, the sale of assets to historically disadvantaged persons on a willing seller/willing buyer basis at fair market value. When considering applications for the conversion of existing rights, the South African government will take a “scorecard” approach, evaluating the commitments of each company to the different facets of promoting the objectives of the Mining Charter. Failure on our part to comply with the requirements of the Mining Charter and the “scorecard” could result in us losing our mining rights. We may incur expenses in giving additional effect to the Mining Charter and the “scorecard”, including costs which we may incur in facilitating the financing of initiatives towards ownership by historically disadvantaged persons. There is also no guarantee that any steps we might take to comply with the Mining Charter would ensure that we could successfully acquire new order mining rights in place of our existing rights. In addition, the terms of such new order rights may not be as favorable to us as the terms applicable to our existing rights.

Land claims

Our privately held land and mineral rights in South Africa could be subject to land restitution claims under the Restitution of Land Rights Act, 1994 (as amended) (the “Land Rights Act”). Under the Land Rights Act, any person who was dispossessed of rights to land in South Africa as a result of past racially discriminatory laws or practices is granted certain remedies, including the restoration of the land. The initial deadline for such claims was December 31, 1998. We have not been notified of any land claims, but it is possible that administrative delays in the processing of claims could have delayed such notification. Any claims of which we are notified in the future could have a material adverse effect on our right to the properties to which the claims relate and prevent us using that land and exploiting any mineral reserves located there.

Since our South African labor force has substantial trade union participation, we face the risk of disruption from labor disputes and new South African labor laws.

Labor costs constitute 43% of our production costs for fiscal 2005, and 50% and 42% for fiscal 2004 and 2003, respectively. As of June 30, 2005, we employed and contracted approximately 4,300 people. Of these, approximately 3,480 people are in South Africa, of whom approximately 73% are members of trade unions or employee associations. This excludes all employees of our associates, CGR and ERPM. We have entered into various agreements regulating wages and working conditions at our South African mines. For Blyvoor, we have recently concluded these renegotiations to June 30, 2007. For ERPM and Crown, the agreements are effective to September 2007. Unreasonable wage demands could increase production costs to levels where our South African Operations are no longer profitable. This could lead to accelerated mine closures and labor disruptions. We may also experience labor unrest at operations at which we have an equity interest. In particular, during October and November 2002, ERPM experienced some labor unrest during which several striking contract workers were wounded and two workers were killed by employees of a private security company. Our business could suffer if such events are repeated.

In recent years, labor laws in South Africa have changed in ways that significantly affect our operations. In particular, laws that provide for mandatory compensation in the event of termination of employment for operational reasons and that impose large monetary penalties for non-compliance with the administrative and reporting requirements of affirmative action policies could result in significant costs to us. In addition, future South African legislation and regulations relating to labor may further increase our costs or alter our relationship with our employees.

Our financial flexibility could be materially constrained by South African currency restrictions.

South African law provides for exchange control regulations, which restrict the export of capital from the Common Monetary Area, including South Africa. The Exchange Control Department of the South African Reserve Bank (“SARB”), is responsible for the administration of exchange control regulations. In particular, South African companies:

•	are generally not permitted to export capital from South Africa or to hold foreign currency without the approval of SARB;

•	are generally required to repatriate, to South Africa, profits of foreign operations; and

•	are limited in their ability to utilize profits of one foreign business to finance operations of a different foreign business.

These restrictions could hinder our corporate functioning and acquisition strategy, because investments of less than a 50% plus 1 share interest can only be held subject to exchange approval. While the South African Government has relaxed exchange controls in recent years, it is difficult to predict whether or how it will further relax or abolish exchange control measures in the future.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer. Old Notes that are validly tendered and exchanged pursuant to the Exchange Offer will be retired and cancelled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of our earnings to fixed charges in thousands of Dollars on a historical basis for each of the periods indicated.

	Six months ended December 31, 2005	Year ended June 30,
		2005	2004	2003	2002	2001
Earnings(1)	(8,696)	(11,155)	(11,882)	59,406	(24,839)	(77,131)
Fixed charges(2)	6,090	11,365	7,750	6,699	2,385	5,573
Ratio of earnings to fixed charges	n/a	n/a	n/a	9:1	n/a	n/a

The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes and minority interest, plus fixed charges, less equity income in unconsolidated affiliates, capitalized interest and minority interest by (2) fixed charges, comprising interest expense on all indebtedness (including amortization of deferred financing costs). The information in the above table for the year ended June 30, 2005, is taken from our published audited financial results for those periods. The issuance of the New Notes in exchange for the Old Notes in the Exchange Offer will not affect the ratio of our earnings to fixed charges on a pro forma basis.

MARKET INFORMATION

Our ordinary shares trade on the JSE under the symbol “DRD” and our ADSs trade on the Nasdaq Capital Market in the form of ADRs under the symbol “DROOY”. Our ordinary shares also trade on the LSE (symbol: DBNR), Euronext Paris (symbol: DUR), Euronext Brussels (symbol: DUR), ASX (symbol: DRD) and the Port Moresby Stock Exchange (symbol: DRD). The ordinary shares also trade on the “over the counter” markets in Berlin, Stuttgart and Frankfurt. We are in the process of de-listing our shares and related instruments from the ASX and the Port Moresby Stock Exchange.

The following tables set forth, for the periods indicated, the high and low market sales prices and average daily trading volumes of our ordinary shares on the JSE and ADSs on the Nasdaq Capital Market (formerly Nasdaq SmallCap Market).

	Price Per Ordinary Share R		Price Per ADS $		Average Daily Trading Volume
Year Ended	High	Low	High	Low	Ordinary Share	ADSs
June 30, 2001	10.70	4.40	1.40	0.59	141,868	593,520
June 30, 2002	55.00	6.50	5.59	0.79	246,934	2,085,179
June 30, 2003	49.20	15.60	4.72	2.11	245,634	2,809,445
June 30, 2004	27.75	15.00	4.10	2.20	118,454	4,084,794
June 30, 2005	15.80	4.15	2.66	0.30	136,947	2,440,765

	Price Per Ordinary Share R		Price Per ADS $		Average Daily Trading Volume
Month Ended	High	Low	High	Low	Ordinary Share	ADSs
December 31, 2005	9.46	8.36	1.52	1.28	405,606	3,565,128
January 31, 2006	12.10	9.39	2.02	1.49	857,220	6,489,490
February 28, 2006	10.88	8.55	1.77	1.37	493,817	3,703,715
March 31, 2006	9.62	7.80	1.63	1.24	699,421	3,623,691
April 30, 2006	9.69	8.72	1.70	1.46	446,170	4,450,367
May 31, 2006	11.11	9.00	1.90	1.51	700,963	7,124,843

On June 28, 2006 the high and low price per ordinary share on the JSE was R9.40 and R9.06, respectively, and the high and low price on the Nasdaq Capital Market was $1.29 and $1.22, respectively.

DIVIDEND POLICY

We have not paid cash dividends since December 2, 1986 with respect to our ordinary shares. Our board of directors periodically reviews the ability and desirability relating to the payment of dividends. In the event that we have sufficient profits to permit the payment of dividends, the board may determine to pay dividends on our ordinary shares. DRDGOLD’s 5,000,000 outstanding cumulative preference shares, par value R0.1 per share, carry no right to receive a dividend.

EXCHANGE RATE INFORMATION

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the Rand. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period. This information is provided solely for your information, and we do not represent that the Rand could be converted into U.S. dollars at these rates or at any other rate.

Rand per U.S. dollar

Year	High	Low	Average	Year End
2001	13.6000	7.5025	8.7553	12.000
2002	12.4700	8.5850	10.3434	8.5850
2003	9.0450	6.2601	7.4183	6.7000
2004	7.3050	5.6150	6.3907	5.6450
2005	6.9150	5.6425	6.3521	6.3300

Month	High	Low	Average	Period End
December 2005	6.4560	6.2800	6.3480	6.3300
January 2006	6.2329	5.9889	6.0760	6.0820
February 2006	6.2200	6.0248	6.1153	6.1629
March 2006	6.3350	6.1360	6.2436	6.1500
April 2006	6.1660	5.9850	6.0811	6.0185
May 2006	6.7058	5.9985	6.3128	6.7058
June 2006 (through June 28, 2006)	7.4300	6.6340	6.9497	7.2100

CAPITALIZATION

The following table sets forth our short-term debt and capitalization as determined under U.S. GAAP, as of December 31, 2005. This table should be read in conjunction with the “Use of Proceeds” section in this offering memorandum; the sections entitled “Selected Consolidated Financial Data” and “Operating and Financial Review and Prospects” and our consolidated financial statements and notes included in our Annual Report on Form 20-F for our fiscal year ended June 30, 2005; and our IFRS Report to Shareholders for the six months ended December 31, 2005, submitted to the Commission under cover of a Form 6-K on February 23 2006, (as amended by our release dated 22 March 2005, submitted to the Commission under cover of a Form 6-K on March 23 2006), in each case incorporated by reference in this offering memorandum.

	December 31, 2005 (Historical)	As adjusted for the Exchange Offer(1)
	(U.S.$,000)
Short term debt
6% Senior Convertible Notes due 2006	65,843 (2)	—
Current portion of the notes offered hereby	—	1,980
Current portion of other long term debt	7,560	7,560

Total short term debt	73,403	9,540

Long term debt
Notes offered hereby	—	64,020
Other long term debt	4,717	4,717

Total long term debt	4,717	68,737

Shareholders’ equity
Cumulative preference shares	107	107
Stated capital and share premium	577,057	577,057
Additional paid in capital	42,650	42,650
Accumulated losses	(500,302)	(500,302)
Other	(47,403)	(47,403)

Total shareholders’ equity	72,109	72,109

Total capitalization	76,826	140,846

[1]	Amounts assume the exchange of the entire outstanding principal amount of the Old Notes for the New Notes in the Exchange Offer.
[2]	This amount represents the present value of the Old Notes, less unamortized issue expenses, as carried on the Company’s most recent balance sheet.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names and offices held by the directors and executive officers of the Company. The business address of each of the executive officers and directors of the Company is EBSCO House 4, 299 Pendoring Avenue, Blackheath, Randburg, South Africa, 2195. The telephone number at such office is (+27 11) 219-8700.

Name	Office
Mark Michael Wellesley-Wood	Chief Executive Officer and Director
John William Cornelius Sayers	Chief Financial Officer and Director
Geoffrey Charles Campbell	Non-Executive Chairman
Robert Peter Hume	Non-Executive Director
Douglas John Meldrum Blackmur	Non-Executive Director
James Turk	Non-Executive Director
Daniel Johannes Pretorius	Group Legal Counsel
Ilja David Graulich	Strategic Development Officer
Andrew Norman Weir	General Manager Human Resources
Themba John Gwebu	Group Company Secretary

Executive Directors

Mark Michael Wellesley-Wood (54) Chief Executive Officer. Mr. M.M. Wellesley-Wood was appointed Non-Executive Chairman in May 2000 and appointed Chairman and Chief Executive Officer in November 2000. Mr. M.M. Wellesley-Wood resigned as Chief Executive Officer and was appointed Executive Chairman on December 19, 2003. In February 2005, when Dr Paseka Ncholo was appointed as Non Executive Chairman, Mr. Wellesley-Wood resumed his role as Chief Executive Officer. (Geoffrey Campbell succeeded Dr. Ncholo, who resigned as Non-Executive Chairman in November 2005.) He holds a degree in Mining Engineering from the Royal School of Mines, Imperial College, London and a Post Graduate Business Studies from London Metropolitan University. He is a Chartered Engineer, a Member of the Institution of Mining and Metallurgy, a former Member of the Stock Exchange in London, a Fellow of the Securities Institute and a Member of the Society of Investment Professionals. Mr. M.M. Wellesley-Wood has been involved in all aspects of raising finance and financial advice for mining companies since 1977. Mr. M.M. Wellesley-Wood is also a director of WCS Limited and Emperor Mines Limited. He was Chairman of the Unwins Wine Group Limited from December 2001 to December 2003. On August 3, 2004, he was appointed as the Managing Director of Emperor Mines Limited. He resigned from Emperor Mines Limited on June 26, 2006.

John William Cornelius Sayers (60) Chief Financial Officer. Mr. J.W.C. Sayers was appointed as Chief Financial Officer on September 5, 2005. Mr. J.W.C. Sayers has almost 40 years’ financial experience, most recently as Financial Director of Nampak Limited, from 1996 to 2004, and immediately prior to that, as Financial Director of Altron Limited, from 1989 to 1996. Mr. Sayers, who has an honours degree in econometrics and statistics, qualified as a chartered accountant in both England and South Africa.

Non-Executive Directors

Geoffrey Charles Campbell (45) Non-Executive Chairman. Mr. G.C. Campbell was appointed as Non-Executive Director in 2002 and as Senior Independent Non-Executive Director on December 19, 2003. Mr. G.C. Campbell is a qualified geologist and started his professional career working on gold mines in Wales and Canada. In 1986 he joined Sheppards Stockbrokers in London as a mining analyst. In 1988 he joined the Australian stockbrokers, Ord Minnett, and spent some time working for its sister company, Fleming Martin, in New York, as a senior research analyst. In 1995 Mr. G.C. Campbell joined Merrill Lynch Investment Managers to run the Gold and General Fund, one of the largest gold mining investment funds. He was also Research Director for Merrill Lynch Investment Managers, responsible for coordinating investment research across the entire group. Mr. G.C. Campbell is currently the managing director of Boatlaunch Limited and also a director of Oxford Abstracts. Mr. G.C. Campbell was appointed as Non-Executive Chairman with effect from October 25, 2005. On June 26, 2006, he was appointed Non-Executive chairman of Emperor Mines Limited.

Robert Peter Hume (65). Mr. R.P. Hume was appointed as a Non-Executive Director in 2001. Mr. R.P. Hume has 41 years’ experience in the auditing field of which the last 18 years were as a partner in the firm KPMG at its East London (South Africa) office. Since retirement in 1999, he spent five years as an investment manager at Sasfin Frankel Pollak in East London. Mr. R.P. Hume is also a director of King Consolidated Holdings Limited.

Douglas John Meldrum Blackmur (62). Professor D.J.M. Blackmur was appointed as a Non-Executive Director in October 2003 and as Senior Independent Non-Executive Director on October 25, 2005. Professor D.J.M. Blackmur holds a doctorate in industrial relations from the University of Queensland and has a career which spans more than 35 years, primarily in management, regulation, industrial relations and universities, including positions held at Shell Australia, the University of Queensland, the Queensland University of Technology, the Canberra Institute of Technology, New Zealand Qualifications Authority and the University of the Western Cape. He currently holds the position of Standard Bank Professor of Management at the University of the Western Cape.

James Turk (58). Mr. J. Turk was appointed as a Non-Executive Director in October 2004. Mr. J. Turk is the founder and a director of G.M. Network Limited (GoldMoney.com), the operator of a digital gold currency payment system. He has specialized in international banking, finance and investments since graduating in 1969 from George Washington University with a B.A. degree in International Economics. He began his business career with The Chase Manhattan Bank (now J.P. Morgan Chase). In 1980 he joined RTB, Inc., the private investment and trading company of a prominent precious metals trader. He moved to the United Arab Emirates in 1983 to be appointed Manager of the Commodity Department of the Abu Dhabi Investment Authority. In this position he was responsible for developing and implementing the investment strategies for the Authority’s portfolio of precious metals. Since resigning from this position in 1987, he has written “The Freemarket Gold and Money Report”, an investment newsletter and has been the author of several books on money and banking.

Senior Executives

Daniel Johannes Pretorius (39) Group Legal Counsel. Mr. D.J. Pretorius (B.Proc, LLB) was appointed Legal Advisor in May 2003 and as Group Legal Counsel in February 2004. Mr. D.J. Pretorius is an attorney admitted in the High Court of South Africa, and has 12 years’ legal experience in the mining industry, 9 years of which were in private practice. Mr. D.J. Pretorius is a director of Rand Refinery Limited.

Ilja David Graulich (33) Strategic Development Officer. Mr. I.D. Graulich was appointed General Manager Investor Relations for DRDGOLD Limited in February 2003 and Strategic Development Officer in January 2006. Mr. I.D. Graulich is a former financial journalist and has 6 years’ experience across a number of media sectors including as mining editor of a pre-eminent South African financial newspaper. Mr. I.D. Graulich is an alternate director of Rand Refinery Limited, G. M. Network Limited (GoldMoney.com) and Net-Gold Services Limited. He was appointed Non-Executive director of GM Network and Net –Gold Services Limited in December 2005. On June 26, 2006, he was appointed Non-Executive director of Emperor Mines Limited.

Andrew Norman Weir (42) General Manager Human Resources. Mr. A.N. Weir, holds a B.Soc.Sci degree and diploma in advanced labor law. Mr. A.N. Weir was appointed General Manager Human Resources in April 2005 and has 17 years’ experience in the mining industry.

Themba John Gwebu (41) Group Company Secretary. Mr. T.J. Gwebu (B Juris, LLB, LLM) is a qualified attorney who worked as a magistrate prior to joining the Company in April 2004 as Assistant Legal Advisor. He was appointed to his current position of Company Secretary in April 2005.

THE EXCHANGE OFFER

General

We are offering, upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of validly tendered and accepted Old Notes. We are offering to exchange all of the Old Notes tendered in the Exchange Offer. However, the Exchange Offer is subject to the conditions described in this offering memorandum.

We are offering to acquire up to $66,000,000 aggregate principal amount of Old Notes that are validly tendered on the terms and subject to the conditions set forth in this offering memorandum and accompanying Letter of Transmittal. You may tender all, some or none of your Old Notes, subject to the terms and conditions of the Exchange Offer. Holders of Old Notes must tender their Old Notes in a minimum $1,000 principal amount and multiples thereof.

The Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

U.S. Securities Law Considerations

We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. Securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We believe that all of the Old Notes are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to below filed with the SEC on January 29, 2003, or because they have been held by non-affiliates of DRDGOLD for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act. Accordingly, all New Notes issued in this Exchange Offer will be freely transferable by anyone who is not our affiliate and will be represented by a single unrestricted CUSIP number.

On November 12, 2002, we completed the original offering of Old Notes. The offering was made pursuant to Rule 144A under the Securities Act and not registered under the Securities Act. We filed a registration statement with the SEC covering resales of the Old Notes and our ordinary shares and ADSs issuable upon exchange of the Old Notes that became effective in June 2003. Under the Registration Rights Agreement dated November 4, 2002, by and between us and CIBC World Markets Corp., our obligation to keep that registration statement effective ended on September 30, 2005.

Conditions

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange Old Notes tendered pursuant to the Exchange Offer and may terminate, extend or amend the Exchange Offer and may postpone the acceptance for exchange of Old Notes so tendered on or prior to the Expiration Date, if any of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion, on or prior to the Expiration Date:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	an action shall have been taken by, or any consent or approval shall have not been received from, any governmental, regulatory or administrative agency, authority or tribunal, which might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer;

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	the trustee of the Old Notes shall have objected in any respect to any action taken that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the acceptance of, or exchange for, the Old Notes; or

there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any suspension or limitation of trading of any securities of DRDGOLD on any exchange or in the over-the-counter market;

•	any significant change in the price of the Old Notes, our ordinary shares or our ADSs;

•	a material impairment in the trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other even that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

•	in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the Exchange Offer are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date for the Exchange Offer is 12:00 midnight New York City time, on July 18, 2006, unless the period for the Exchange Offer is extended, in which case, the Expiration Date shall mean the latest date and time to which the Exchange Offer is extended. We have filed with the SEC an application on Form T-3 for qualification of the Indenture governing the New Notes. If necessary, we intend to extend the Exchange Offer until the SEC declares that application effective.

To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement before 9:00 a.m. New York City time, on or prior to the next business day after the previously scheduled Expiration Date. Any such announcement may state that we are extending the Exchange Offer for a specified period of time.

We reserve the right, in our sole discretion, to (1) delay acceptance of any Old Notes, (2) extend the Exchange Offer, (3) terminate the Exchange Offer if any of the conditions listed in “— Conditions” occur or (4) amend the Exchange Offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by oral or written notice thereof to the exchange agent.

If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

If you wish to participate in the Exchange Offer and your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company, or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the Exchange Offer, you must either:

•	complete, sign and date a Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, including guaranteeing the signatures to the Letter of Transmittal, if required, and mail or otherwise deliver the Letter of Transmittal or, a manually executed facsimile thereof, to the exchange agent at the address listed in the Letter of Transmittal, for receipt before the Expiration Date;

•	tender interests in the Old Notes in compliance with procedures established by Euroclear or Clearstream; or

•	comply with the Depository Trust Company’s (“DTC’s”) Automated Tender Offer Program (“ATOP”) procedures for transfer described below before the Expiration Date.

The Letter of Transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the exchange agent before the Expiration Date. Old Notes will not be deemed to have been tendered until the Letter of Transmittal and signature guarantees, if any, or agent’s message, is received by the exchange agent.

The method of delivery of Old Notes, the Letter of Transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. If delivery is by mail, registered mail, with return receipt requested and properly insured, is recommended. Instead of delivery by mail, it is recommended that the holder use an overnight or hand-delivery service. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent before the Expiration Date. Do not send the Letter of Transmittal to anyone other than the exchange agent.

There are no guaranteed delivery provisions provided for by us in conjunction with the Exchange Offer. Holders must tender their Old Notes in accordance with the procedures set forth in this section.

Book-Entry Transfer

If you wish to tender Old Notes held on your behalf by a nominee with DTC, Euroclear or Clearstream, you must:

•	inform your nominee of your interest in tendering your Old Notes pursuant to the Exchange Offer; and

•	instruct your nominee to tender all Old Notes you wish to be tendered in the Exchange Offer at DTC, Euroclear or Clearstream before the Expiration Date.

Any financial institution that is a participant in DTC must tender Old Notes by effecting a book-entry transfer of Old Notes to be tendered in the Exchange Offer at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC; which we refer to as a “participant,” tendering Old Notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against the participant. A Letter of Transmittal need not accompany tenders effected through ATOP or tenders pursuant to the electronic procedures of Euroclear and Clearstream.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each an “Eligible Institution”) unless the Old Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by DRDGOLD, evidence satisfactory to DRDGOLD of their authority to so act must be submitted with the Letter of Transmittal.

All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by DRDGOLD, in its sole discretion, which determination will be final and binding. DRDGOLD reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for DRDGOLD, be unlawful. DRDGOLD also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. DRDGOLD’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as DRDGOLD shall determine. Neither DRDGOLD, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See “—Conditions.” For purposes of the Exchange Offer, the Old Notes shall be deemed to have been accepted as validly tendered for exchange when DRDGOLD gives written notice to the exchange agent.

Subject to the terms and conditions of the Exchange Offer, the issuance of New Notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Notes for the purpose of receiving book-entry transfers of Old Notes at DTC, Euroclear or Clearstream. If any validly tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, including if Old Notes are validly withdrawn, such withdrawn Old Notes will be returned without expense to the tendering holder or such Old Notes will be credited to an account maintained at DTC, Euroclear or Clearstream designated by the exchange agent promptly after the expiration or termination of the Exchange Offer.

Effect of Tender

Any valid tender by a holder of Old Notes that is not validly withdrawn prior to the Expiration Date of the Exchange Offer will constitute a binding agreement between that holder and DRDGOLD upon the terms and subject to the conditions of this offering memorandum and the Letter of Transmittal. The acceptance of the Exchange Offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes pursuant to the Exchange Offer, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Withdrawal of Tenders

Tenders of Old Notes may be withdrawn at any time prior to 12:00 midnight New York City time, on the Expiration Date.

For a withdrawal of a tender of Old Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent before the Expiration Date at its address set forth on the back cover of this offering memorandum. Any such notice of withdrawal must

•	specify the name of the person that tendered the Old Notes to be withdrawn;

•	contain the description of the Old Notes to be withdrawn and the aggregate principal amount represented by such Old Notes; and

•	be signed by the holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees), if any, or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the Old Notes to the name of the person withdrawing such Old Notes and a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected.

Beneficial owners desiring to withdraw Old Notes previously tendered should contact the DTC, Euroclear or Clearstream participant through which they hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offer, withdraw its instruction previously transmitted through ATOP by withdrawing its acceptance through ATOP. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed in the manner described above. However, signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible guarantor institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by DRDGOLD, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” at any time on or prior to the Expiration Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to us in the Exchange Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Notes in book-entry form are to be registered in the name of any person other than the person signing the Letter of Transmittal;

•	if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

Exchange Agent

The Bank of New York has been appointed the exchange agent for the Exchange Offer. Any Letter of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address listed on the back cover page of this offering memorandum. Questions concerning tender procedures and requests for additional copies of this offering memorandum or the Letter of Transmittal also should be directed to the exchange agent.

Fees and Expenses

We will bear the expenses of the Exchange Offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. Tendering holders of Old Notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Solicitation

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Old Notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The exchange agent will mail solicitation materials on our behalf. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of DRDGOLD and our subsidiaries.

Recommendations of the Board of Directors

We are not making any recommendation regarding whether you should tender your Old Notes for exchange and accept New Notes offered in the Exchange Offer. You must make your own determination as to whether to tender your Old Notes for exchange.

DESCRIPTION OF THE NOTES

The New Notes will be issued under a document called the “Indenture.” The Indenture is a contract between us and The Bank of New York, which will act as trustee. Because this section is a summary, it does not describe every aspect of the New Notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including the definitions of some terms that are used in the Indenture and which we use in this section. The Indenture has been filed with the Commission as an exhibit to our Tender Offer Statement on Schedule TO, filed on June 16, 2006, and is incorporated herein by reference. We describe the meaning for only the more important terms, and wherever we refer to particular defined terms, those defined terms as they are used in the Indenture are incorporated by reference here. In this section, references to “DRDGOLD,” “we,” “us” or “our” refer solely to DRDGOLD Limited and not our subsidiaries.

General

The New Notes will be our general, senior, unsecured obligations. The New Notes will be limited to $66,000,000 aggregate principal amount. We are required to repay 102.5% of the principal amount of the New Notes plus all accrued and unpaid interest thereon on or before the fifth business day immediately following June 12, 2010, unless they are converted or redeemed or repurchased on an earlier date by their terms.

All references to “principal amount” in this offering memorandum shall refer to 100% of the offering price of the New Notes, and shall not reflect any accreted value. All references in this offering memorandum to “Accreted Value” as of any date (the “Specified Date”) shall mean, with respect to each $1,000 principal amount of New Notes:

(i)	if the Specified Date is one of the following dates (each a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$1,000.00
December 12, 2006	$1,003.09
June 12, 2007	$1,006.19
December 12, 2007	$1,009.30
June 12, 2008	$1,012.42
December 12, 2008	$1,015.55
June 12, 2009	$1,018.69
December 12, 2009	$1,021.84
June 12, 2010	$1,025.00

(ii)	if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180; and

(iii)	if the Specified Date is after June 12, 2010, $1,025.

We will pay interest on the principal amount of the New Notes at the rate of 6.0% per year from May 12, 2006. We will pay interest twice a year in Dollars, on each December 12 and June 12 (each, an interest payment date), beginning December 12, 2006, until the Accreted Value is paid or made available for payment or the New Notes have been converted, redeemed or repurchased. We will pay interest to the persons in whose name the New Note is registered at the close of business on the immediately preceding December 1 or June 1, as the case may be (each, a regular record date). Interest will continue to accrue on the principal amount of the New Notes following the maturity date at the per annum rate of 6.0%.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on the New Notes is not a Business Day (a day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by applicable law, regulation or executive order to close), then payment of the interest otherwise due on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. Interest payments will be made in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including May 12, 2006, if no interest has been paid or duly made available for payment) to but excluding the applicable interest payment date or maturity date, as the case may be.

The New Notes will be represented by one or more global notes (each a “global note”) in registered form without interest coupons. The global notes will be deposited with, or on behalf of, DTC or its nominee. Interests and transfers of interests in the global notes will be shown on and effected only through the book-entry systems operated by DTC and its participants, including Euroclear and Clearstream.

You may convert the New Notes into our ordinary shares or, subject to the terms and conditions described below, ADSs representing our ordinary shares, initially at the conversion rate stated on the front cover of this offering memorandum, at any time before the close of business on the maturity date, unless the New Notes have been previously converted, redeemed or repurchased. The conversion rate may be adjusted upon the occurrence of certain events which change the number of our ordinary shares outstanding or provide for distributions of our ordinary shares, as described below under “—Conversion Rights.”

We may redeem some or all of the New Notes at any time after June 12, 2009 and prior to maturity at a redemption price of 100% of the Accreted Value of New Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, by giving not less than 30 nor more than 60 days notice if the closing price of our ADSs on the Nasdaq Capital Market (or a substitute national securities exchange) has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice. If there is a Change in Control, holders of the New Notes may have the right to require us to repurchase their New Notes, as described below under “—Repurchase at Option of Holders Upon a Change in Control.”

We will pay you any cash amounts to which you may be entitled under the terms of the New Notes in respect of the Accreted Value of, and any accrued and unpaid interest on, the New Notes at maturity (including upon our repurchase or redemption of the New Notes) in U.S. dollars.

The principal corporate trust office of the trustee in the City of New York is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

So long as the New Notes are represented by global notes, payment of interest on and, if applicable, principal of the New Notes will be made in immediately available funds.

Obligations to Direct Holders

Our obligations under the New Notes, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of New Notes. We do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold New Notes in that manner or because the New Notes are issued in the form of global notes as described below. For example, once payment is made to the person with whom the global note is deposited, we do not have any further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of New Notes.

Repayment of the Accreted Value of Notes in Ordinary Shares or ADSs

On or before the fifth business day immediately following the maturity date of the New Notes, at our option, but subject to obtaining all required regulatory approvals and unless an Event of Default has occurred and is continuing, instead of paying the Accreted Value of the New Notes in cash, we may pay the Accreted Value of the New Notes in our ordinary shares, or ADSs, or in a combination of cash and ordinary shares or ADSs representing such ordinary shares, such ordinary shares to be valued at 90% of the 30 trading day volume weighted average price of the ordinary shares or ADSs on the Nasdaq Capital Market or a substitute national securities exchange upon which such ordinary shares or ADSs may then be listed for each of the 30 consecutive trading days ending with the third trading day prior to the repayment date. No fractional ordinary shares or ADSs will be issued to the holders of New Notes, but, in lieu thereof, we will make an equitable cash payment. To exercise the share payment option, we must give not less than 30 days’ and not more than 60 days’ prior notice of such election to the trustee and the affected noteholders.

All references to “volume weighted average price” in this offering memorandum refer to the volume weighted average price for our ordinary shares or ADSs on The Nasdaq Capital Market (or, if not listed on The Nasdaq Capital Market, such other national securities exchange upon which the ordinary shares or ADSs may then be listed or otherwise in the over-the-counter market, as applicable), as reported by Bloomberg, LP using the AQR function on the date of determination.

Form, Exchange and Transfer

The global notes will be issued in denominations that in the aggregate equal the outstanding principal amount of New Notes represented thereby. The New Notes will have denominations of $1,000 or even multiples of $1,000. The global notes will be deposited with a custodian for and registered in the name of Cede & Co., as nominee of DTC.

If definitive registered notes are issued in the special situations described under “—Special Situations in Which a Global Note Will Be Terminated” below, you may exchange or transfer your New Notes at the office of the trustee. The trustee acts as our agent for registering New Notes in the names of holders and transferring definitive registered notes. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered notes. You may not, however, exchange registered notes for bearer notes.

You will not be required to pay a service charge to transfer or exchange New Notes, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of definitive registered notes will only be made if the security registrar is satisfied with your proof of ownership.

We may designate additional transfer agents. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Special Situations in Which a Global Note Will Be Terminated

In a few special situations described below, a global note will terminate and interests in it will be exchanged for physical certificates representing definitive registered notes. After that exchange, the choice of whether to hold New Notes directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in New Notes transferred to their own name so that they will be direct holders.

The special situations for termination of a global note are:

•	When DTC notifies the trustee that it is unwilling, unable or no longer qualified to continue holding the global note or notes, and we do not appoint a successor within 120 days.

•	When we elect to exchange the global notes representing such notes for physical certificates representing such notes in registered form.

•	When an event of default on the New Notes has occurred and has not been cured, if requested by the holder of a book-entry interest in the New Notes. Defaults on New Notes are discussed below under “—Events of Default.”

No definitive notes in bearer form will be issued. Definitive notes issued in exchange for book-entry securities will be issued in registered form only, without coupons. They will be registered in the name or names instructed by the registrar based on the instructions of DTC.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on December 1 or June 1, as applicable, in advance of each interest payment date, even if you no longer own the security on the interest payment date. That particular day is called the “regular record date.” We will pay interest, principal and any other money due on global notes to the registered holder thereof by wire transfer of same-day funds. For a discussion of payments with respect to book-entry securities issued in respect of global notes, see “—Payments” below. Payments on definitive registered notes, if any, will be made at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York, 10286, Attention: Global Finance Unit. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest on definitive registered notes by mailing checks.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office as a payment office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the New Notes that you hold.

Conversion Rights

You may, at your option, convert any portion of the principal amount of a New Note in an even multiple of $1,000 into fully paid ordinary shares at any time before the close of business on the second business day prior to the maturity date, unless the New Note has been previously converted, redeemed or repurchased. The conversion rate is equal to 512.82 ordinary shares per $1,000 principal amount of New Notes, which is equivalent to a conversion price of approximately $1.95 per share. Upon conversion we will issue, or cause to be issued, our ordinary shares or, at your option, ADSs representing our ordinary shares. The conversion rate is subject to adjustment as described below. Your right to convert a New Note called or delivered for redemption will terminate at the close of business on the business day (as defined in the Indenture) immediately preceding the redemption date for that New Note, unless we default in making the payment due upon redemption.

You can convert a New Note by delivering the New Note at the corporate trust office of the trustee accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from DRDGOLD. If you prefer to receive ADSs upon conversion, you must so specify in your conversion notice. In the case of a global note, DTC will effect the conversion upon notice from the holder of a book-entry security in accordance with DTC’s customary procedures. The conversion date will be the date on which the New Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, and in any event within 14 days of such date, we will cause to be issued or delivered to the trustee a certificate or certificates for the number of fully paid ordinary shares or ADSs issuable upon conversion, together with a cash payment instead of any fraction of an ordinary share or ADS. We will instruct the registrar to deliver the certificates to you. Our ordinary shares issuable upon conversion of the New Notes will be fully paid and nonassessable and will also rank equally with our other ordinary shares outstanding from time to time. If the deposit agreement with respect to the ADSs is terminated for any reason and no successor deposit agreement is established, it will no longer be possible for us to deliver ADSs upon exchange.

If you surrender a New Note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a registered note on a regular record date, including a New Note surrendered for conversion after the regular record date, you will receive the interest payable on that New Note on the next succeeding interest payment date. Accordingly, any New Notes surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of New Notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a New Note, or a portion of a New Note, that we have called for redemption, or that you are entitled to require us to redeem, if your conversion right would terminate because of the redemption between the regular record date and the close of business on the next succeeding interest payment date.

No other payment or adjustment for interest or, except as provided below, for any dividends on our ordinary shares, will be made upon conversion. If you receive our ordinary shares or ADSs upon conversion, you will not be entitled to receive any dividends payable to holders of our ordinary shares as of any record date before the close of business on the conversion date. You will be treated as if you were a holder of our ordinary shares as of the conversion date and therefore entitled to receive, in addition to the ordinary shares or ADSs, cash consideration equal to any dividends payable to holders of our ordinary shares as of any record date between the conversion date and the date on which the ordinary shares are issued to you. You will not be entitled to exercise any voting rights of such ordinary shares or ADSs if the relevant record date falls after the conversion date but before the date on which the ordinary shares or ADSs are issued to you.

We will not issue fractional shares or ADSs upon conversion. Instead, we will pay an amount in cash based on the market price of our ordinary shares at the close of business on the conversion date.

Any of our ordinary shares issued on conversion of the New Notes will be fully paid and will rank equally in all respects with our fully paid and issued ordinary shares on the conversion date, except that the issued ordinary shares will not be entitled to any dividend or other distribution declared or paid on our ordinary shares with respect to a record date prior to the conversion date.

Street name and other indirect holders should consult their banks or brokers for information on how to direct the conversion of New Notes into ordinary shares or ADSs.

If we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of ordinary shares, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any New Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the ordinary shares issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of ordinary shares equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants, and

•	if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of ordinary shares into which such New Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

If you deliver a New Note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of ordinary shares on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our ordinary shares in a name other than yours. You will also be required to pay any fees related to ADRs in connection with a conversion. We will not issue or deliver certificates representing ordinary shares unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1) there is a dividend or other distribution payable in ordinary shares on any class of our capital stock,

(2) we issue to all holders of ordinary shares rights, options or warrants entitling them to subscribe for or purchase ordinary shares at less than the then current market price, calculated as described in the Indenture, of our ordinary shares; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur,

(3) we subdivide, reclassify or consolidate our ordinary shares,

(4) we distribute to all holders of our ordinary shares evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding those dividends, rights, options, warrants and distributions referred to in paragraphs (1), (2), (5) and (6),

(5) we make a distribution to all holders of ordinary shares consisting exclusively of cash, in which case the conversion price shall be reduced by the per share amount of such cash distribution and the conversion rate will be adjusted accordingly,

(6) a tender or exchange offer is successfully completed by us or any of our subsidiaries for our ordinary shares that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender or exchange offer by us or any of our subsidiaries for our ordinary shares concluded within the 365-day period preceding the completion of such tender or exchange offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of ordinary shares within the 365-day period preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender or exchange offer, or

(7) if an offer is made to all or some of our shareholders (other than by us or any of our subsidiaries) to acquire the whole or part of our issued share capital or if any person proposed a scheme of arrangement with regard to such acquisition and such offer or scheme, as the case may be, becomes or is declared to be unconditional, and the offeror acquires 50% or more of the voting rights in our ordinary share capital.

We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account on any subsequent adjustment.

If we merge with or into or consolidate with another person or sell, transfer or lease all or substantially all of our assets, each New Note then outstanding will, without the consent of the holder of any New Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of ordinary shares into which the New Note was convertible immediately prior to the merger, consolidation, sale or transfer. This calculation will be made based on the assumption that the holder of ordinary shares failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our ordinary shares.

We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. Any such determination will be conclusive. We will give holders of New Notes at least 15 days’ notice of this increase in the conversion rate. No such increase will be taken into account for purposes of determining whether the closing price of the ordinary shares exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control as discussed below.

If at any time we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets by us, but generally not stock dividends on ordinary shares or rights to subscribe for ordinary shares) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which New Notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of New Notes. For more details, see “Material Income Tax Considerations—Material United States Federal Income Tax Considerations.”

Ranking; Security

The New Notes will rank pari passu to all present and future indebtedness of DRDGOLD Limited. The New Notes will be effectively subordinated to present and future secured indebtedness of DRDGOLD Limited to the extent of the value of any security underlying such indebtedness. The New Notes will be unsecured. The New Notes will be structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. Substantially all of our operations and our assets are held in our subsidiaries. As of May 31, 2006, DRDGOLD Limited had no secured indebtedness and R432.6 million ($66.0 million) of unsecured indebtedness, comprising the Old Notes, and our subsidiaries had R394.3 million ($60.2 million) of secured indebtedness outstanding.

The Indenture does not limit our ability to incur indebtedness, including secured indebtedness, or the ability of any of our subsidiaries to incur indebtedness.

Repurchase at Option of Holders Upon a Change in Control

If a Change in Control (as defined below) occurs, you will have the right, at your option, to require us to redeem all of your New Notes not previously called for redemption, or any portion of the principal amount of your New Notes that is equal to $1,000 or any greater even multiple of $1,000. The price we are required to pay will be 101% of the Accreted Value of the New Notes, plus accrued and unpaid interest to the redemption date.

At our option, instead of paying the repurchase price in cash, we, or the successor entity in the Change in Control transaction, may pay the repurchase price in ordinary shares, or in a combination of cash and ordinary shares, such ordinary shares to be valued at 90% of the volume weighted average price of the ordinary shares or ADSs on the Nasdaq Capital Market or a substitute national securities exchange upon which ordinary shares or ADSs may be listed for each of the thirty consecutive trading days ending with the third trading day prior to the repurchase date. Because the number of ordinary shares to be delivered to holders of New Notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our ADSs after we have given notice of the occurrence of the Change in Control and prior to the repurchase date, the value of the ordinary shares on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash. We may not repurchase the New Notes upon the occurrence of a Change in Control unless and until we obtain all necessary consents and approvals, including the approval of the South African Reserve Bank.

Within 30 days after the occurrence of a Change in Control, we are obligated to give you notice of the Change in Control and of the redemption right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise your redemption right, you must deliver to the trustee, on or before the 30th day after the date of the notice to you, irrevocable written notice of your exercise of your redemption right, a form of which may be obtained from us, together with the New Notes with respect to which that right is being exercised. We are required to effect the redemption on the date that is 45 days after the date of the Change in Control notice, subject to all necessary consents and approvals, including the approval of the South African Reserve Bank.

A “Change in Control” will be deemed to have occurred at any time after the New Notes are originally issued that any of the following occurs:

(1) Any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by us, any subsidiary of ours or any employee benefit plan of ours will not trigger this provision.

(2) We consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

•	the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our ordinary shares immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest or the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction, or

•	the transaction is a merger or scheme of arrangement effected only to change our jurisdiction of incorporation or to create a new holding company for us and our subsidiaries and, in either case, it results in a reclassification, conversion or exchange of our outstanding shares only into ordinary shares of us or another corporation.

(3) We convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person.

However, a Change in Control is deemed not to have occurred if the volume weighted average trading price per share of our ADSs for any five trading days within (1) the period of 10 consecutive trading days ending immediately after the later of the Change in Control and the public announcement of the Change in Control, in the case of a Change in Control under clause (1) above relating to an acquisition of capital stock not involving a merger or consolidation covered by clause (2) above, or (2) the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of a Change in Control under clause (2) or (3) above, in each case, equals or exceeds 105% of the conversion price of the New Notes in effect on each of those trading days.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate, and

•	whether a person is beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act.

Any repurchase of New Notes arising as a result of the Change in Control will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the Indenture.

The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to redeem your New Notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Restrictions on Purchase and Redemption

We and any of our subsidiaries, may, to the extent permitted by applicable law, including the requirements of any stock exchange on which the New Notes may be listed, at any time purchase New Notes in the open market or by tender at any price or by private agreement. Any New Note that we or any of our subsidiaries purchases may, at our option, be surrendered to the trustee for cancellation. None of the New Notes we or any of our subsidiaries purchases may be reissued or resold. All New Notes redeemed or converted will be canceled promptly.

Our ability to redeem New Notes upon the occurrence of a Change in Control is subject to important limitations. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the redemption price for all the New Notes that might be delivered by holders of New Notes seeking to exercise the redemption right. If we were to fail to redeem the New Notes when required following a Change in Control, an event of default under the Indenture would occur. Any such default may, in turn, cause a default under our indebtedness.

Street name and other indirect holders should consult their banks or brokers for information on how to direct the exercise of the option to require us to redeem the New Notes upon a change in control.

Provisional Redemption

We may redeem the New Notes, in whole or in part, at any time after June 12, 2009, at a redemption price equal to the Accreted Value of the New Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption on giving not less than 30 nor more than 60 days notice if the closing price of our ADSs on the Nasdaq Capital Market or substitute national securities exchange has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice.

The table below shows the redemption prices of a New Note that was called for redemption by us on the representative dates shown. The redemption prices reflect the Accreted Value of the New Notes to the date of redemption.

Redemption Date	Redemption Price $
June 12, 2009	1,018.69
December 12, 2009	1,021.84
June 12, 2010	1,025.00

Partial Redemption

If fewer than all of the New Notes are to be redeemed, the Trustee will select the New Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000, pro rata, by lot or by another method that the Trustee shall deem fair and appropriate and in accordance with the applicable procedures of DTC. If a portion of a holder’s New Notes is selected for partial redemption and that holder converts a portion of those New Notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the New Notes to be redeemed by us, to be of the portion selected for redemption.

The Indenture requires us to give notice of redemption pursuant to this option between 30 and 60 days before the redemption date.

Redemption for Changes in South African Tax Law

In addition, we may redeem the New Notes, in whole but not in part, at our option for cash in U.S. dollars at any time upon not less than 30 days’ nor more than 60 days’ notice at a redemption price equal to the Accreted Value of the New Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in the event that we have become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the New Notes, any Additional Amounts (as defined below) as a result of any change in, or amendment to, the laws (or any regulations promulgated thereunder) of South Africa (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date of this offering memorandum; provided that we determine, in our business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to us (not including substitution of the obligor under the New Notes).

Mergers and Sales of Assets

We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us, unless each of the following requirements is met:

(i)	the person formed by the consolidation or merger or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the Republic of South Africa, England and Wales, any member state of the European Union, Switzerland, the United States, any state thereof or the District of Columbia or Canada and, if other than us, shall expressly assume the due and punctual payment of the principal of, any premium, and interest on the New Notes and the performance of our other covenants under the Indenture;

(ii)	immediately after giving effect to that transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(iii)	an officer’s certificate and legal opinion confirming compliance with these conditions is delivered to the trustee.

In addition, we will be entitled to enter into a scheme of arrangement, pursuant to Section 311 of the South African Companies Act, 1973 (as amended) or otherwise, in order to create a new holding company for us and our subsidiaries, provided that the new holding company is organized in one of the jurisdictions listed in (i) above, the conditions described in (ii) and (iii) above are met, and the new holding company has substantially the same assets and liabilities, on a consolidated basis, as we had prior to such scheme of arrangement.

Taxation

All payments in respect of the New Notes will be made without withholding of or deduction for taxation unless the withholding or deduction is required by law.

The Indenture provides that if we are required to make any withholding or deduction for or on account of any South African taxes from any payment made under or with respect to the New Notes, we will pay such additional amounts of interest (“Additional Amounts”), as may be necessary so that the net amount received by each holder (including Additional Amounts) will not be less than the amount the holder would have received had such South African taxes not been withheld or deducted; except that no Additional Amounts will be payable with respect to a payment for or on account of:

(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection, other than the holding of a New Note or the receipt of amounts payable in respect of a New Note, between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, nominee, trust, partnership or corporation) and South Africa or any common monetary area for South Africa purposes, in other words, Lesotho, Namibia, Botswana and Swaziland, including, without limitation, the holder (or the fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (b) the presentation of a New Note (where presentation is required) for payment on a date more than 30 days after the date on which the payment in respect of such New Note first became due and payable or provided for, whichever occurs later, except to the extent that the holder would have been entitled to such Additional Amounts had the New Note been presented for payment on the last day of that period of 30 days;

(ii)	any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or beneficial owner of the New Note with a request by us addressed to the holder or beneficial owner (a) to provide information, concerning the nationality, residence or identity of the holder or beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

(iii)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(iv)	any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of principal of or interest on a New Note;

(v)	any tax, assessment, duty or other governmental charge imposed on a holder that is not the beneficial owner of a New Note to the extent that the beneficial owner would not have been entitled to the payment of any Additional Amounts had the beneficial owner directly held the New Note; or

(vi)	any combination of items (i), (ii), (iii), (iv) and (v) above.

The Indenture also requires us to provide to each holder certified copies of tax receipts evidencing the payment by us of the applicable South African taxes within 30 days after the date of such payment.

Further Undertakings

We will agree, for so long as any New Notes are outstanding:

(1) insofar as it is legally permissible, to keep enough ordinary shares available for issue to enable us to meet at any time our obligations in full for our ordinary shares issuable on conversion of outstanding New Notes; and

(2) not to modify in any way the rights attaching to our ordinary shares with respect to voting, dividends or liquidation. This agreement, however, will not preclude:

•	the issue of equity share capital to employees, including any of our executive officers, or directors or any of our subsidiaries or associated companies pursuant to any employees’ or directors’ share plan or option plan;

•	any consolidation or subdivision of the ordinary shares;

•	any modification of such rights which is not materially prejudicial to the interests of the holders of the New Notes; or

•	any alteration to our articles of association in connection with or incidental to any of the above.

These obligations may only be waived by the holders of a majority in principal amount of the outstanding New Notes or the consent of the trustee where, in the opinion of the trustee, it is not materially prejudicial to the interests of the noteholders to give such approval.

Events of Default

The following will be events of default under the Indenture:

•	failure to pay Accreted Value of any New Note when due (including upon any requirement that we redeem the New Notes);

•	failure to pay any interest on any New Note when due and that default continues for 30 days;

•	failure to give the notice required to be given in the event of a Change in Control;

•	failure to perform any other covenant in the Indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding New Notes;

•	failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $6.0 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes; and

•	events of our bankruptcy, insolvency or reorganization specified in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee indemnity satisfactory to the trustee. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of our bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding New Notes may accelerate the maturity of all of the New Notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding New Notes may, under circumstances set forth in the Indenture, rescind the acceleration if all events of default, other than the nonpayment of the Accreted Value of the New Notes which have become due solely because of the acceleration, have been cured or waived as provided in the Indenture. If an event of default arising from events of our bankruptcy, insolvency or reorganization occurs and is continuing, then the Accreted Value of, and accrued interest on, all of the New Notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of New Notes or the trustee.

Before you may take any action to institute any proceeding relating to the Indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

•	you must have given the trustee written notice of a continuing event of default;

•	the holders of at least 25% of the aggregate principal amount of all outstanding New Notes must make a written request of the trustee to take action because of the default and must have offered indemnification satisfactory to the trustee against the cost, liabilities and expenses of taking such action; and

•	the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

These limitations do not apply to a suit for the enforcement of payment of the Accreted Value of or any premium or interest on a New Note, or the redemption amount of a note, on or after the due dates for such payments or of the right to convert the note in accordance with the Indenture.

We will furnish to the trustee annually a statement as to our performance of our respective obligations under the Indenture and as to any default in performance.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or annul a declaration of acceleration.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding New Notes affected is required to make a modification or amendment to the Indenture. However, a modification or amendment requires the consent of the holder of each outstanding New Note affected if it would:

•	change the stated maturity of the principal or interest of a New Note;

•	reduce the principal amount, Accreted Value or interest on any New Note or any additional amounts;

•	reduce the amount payable upon a redemption of a New Note;

•	modify the provisions with respect to the redemption rights of holders of New Notes in a manner adverse to the holders;

•	change the place or currency of payment on a New Note;

•	impair the right to institute suit for the enforcement of any payment on any New Note;

•	adversely affect the right to convert the New Notes;

•	reduce the percentage of holders whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify the provisions dealing with modification and waiver of the Indenture.

The holders of a majority in principal amount of the outstanding New Notes must provide written consent to waive compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding New Notes may waive any past default, except a default in the payment of Accreted Value, interest or redemption amounts.

Noteholder consent will not be required in connection with the following amendments:

•	to cure any inconsistency, omission, defect or ambiguity in the Indenture;

•	to add to our covenants and agreements for the protection of the noteholders;

•	to assign the trustee’s rights and duties to a qualified successor;

•	to evidence the succession of another person to us and the assumption by the successor of our obligations and our covenants, where the parties are amending the Indenture in a similar way;

•	to comply with the Securities Act, the Exchange Act, the Investment Company Act of 1940 or the Trust Indenture Act of 1939, each as amended; or

•	to modify, alter, amend or supplement the Indenture in any other manner that is not adverse to the holders of the New Notes.

No amendment to the Indenture or the New Notes or the book-entry securities that affects DTC or the holders of book-entry securities in an adverse way will be allowed without the consent of DTC.

New Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding New Notes that are entitled to take any action under the Indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding New Notes on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it sets the record date), this period may be shortened or lengthened (but not beyond 180 days) from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to modify or amend the Indenture or the New Notes or request a waiver.

Meetings of Noteholders

The Indenture contains provisions for convening meetings of the holders of New Notes for any of the following purposes:

•	to give any notice to us or the trustee, or to give any directions to the trustee, or to consent to the waiving of any default under the Indenture and its consequences, or to take any other action authorized to be taken by holders under the Indenture;

•	to remove the trustee and appoint a successor trustee; or

•	to consent to the execution of a supplemental Indenture.

Notice of at least 21 days must be given of any meeting. A meeting must be called if requested in writing by the holders of at least one-tenth of the aggregate principal amount of the outstanding New Notes. The quorum for any meeting, other than an adjourned meeting, shall be the holders of at least one-third of the aggregate principal amount of the outstanding New Notes. No action at a meeting of holders will be effective unless approved by persons holding or representing New Notes in the aggregate principal amount required by the applicable provision of the Indenture. At any meeting of holders, each holder or proxy will be entitled to one vote for each $1,000 principal amount of outstanding New Notes held or represented. A proxy need not be a holder of the New Notes.

Listing

The New Notes will not be admitted for trading on any stock exchange.

Notices

We will give notice to holders of New Notes by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing. We will give holders of New Notes irrevocable notice that we are exercising our option to redeem the New Notes not less than 30 nor more than 60 days before the redemption date.

Replacement of Notes

We will replace, at the expense of the holders, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

The Trustee

The trustee for the holders of New Notes issued under the Indenture will be The Bank of New York. If an event of default occurs and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of New Notes, unless they shall have offered to the trustee security or indemnity satisfactory to the trustee.

Governing Law and Consent to Jurisdiction and Service

The Indenture and the New Notes are governed by New York law. We have appointed CT Corporation System as our agent for the service of process in any suit, action or proceeding with respect to the Indenture or the New Notes and for actions brought in a U.S. federal or state court in New York City under U.S. federal or state securities laws.

Arrangements Relating to Notes in Global Form

The global notes will be deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of DTC. You can hold a beneficial interest in the global notes only directly through DTC or indirectly through participants or indirect participants in DTC, including Euroclear and Clearstream. These beneficial interests may be held in such denominations as are permitted by DTC. Indirect participants are banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. Beneficial interests in the global notes are called book-entry securities. Ownership of beneficial interests in the global notes will be in the form of book-entry securities.

The ultimate beneficial owners of the global notes can only be indirect holders. We do not recognize this type of investor as a holder of New Notes and instead only deal with the registered holders of the global notes. As an indirect holder, an investor’s rights and obligations relating to a global note will be governed by the account rules of DTC and the investor’s financial institution. We, the trustee, any paying agent, the registrar and any of our or their agents will not be responsible for the obligations under the rules and procedures of DTC, any of its participants or an investor’s financial institution.

We have no responsibility for any aspect of the actions of any participant in DTC or for payments related to, or for its records of, ownership interests in the global notes. We also do not supervise the participants in DTC in any way, nor will we govern payments, transfers, exchange and other matters relating to the investor’s interest in the global notes.

Payments

Payments related to the New Notes will be made through the facilities of The Bank of New York, as principal paying agent to the nominee of DTC. Payments to DTC’s nominee will discharge our payment obligations in respect of the New Notes. Upon receipt, DTC has informed us that it will credit its participants’ accounts on that date with payments in amounts proportionate to their respective ownership interests as shown on their respective records. Payments by participants in DTC to the owners of book-entry securities will be the participants’ responsibility. We expect that payment by participants in DTC to the owners of interests in book-entry securities will be governed by standard customary practices, as is now the case with the securities held for the accounts of customers registered in street name.

All payments will be made through the facilities of the paying agent or agents. Payments will be made subject to the deduction or withholding of any taxes, duties, assessments or other governmental charges required by applicable laws or regulations.

Redemption

If and when the global notes are redeemed, all amounts in respect of the redemption will be paid through the facilities of the paying agent or agents to the nominee of DTC. The redemption price that will be paid for the book-entry securities will be equal to the amount paid to the depositary systems for the applicable global notes.

Transfers and Transfer Restrictions

Transfers of all or any portion of the global notes may be made only through the book-entry register. Until the book-entry securities are exchanged for definitive notes, the global notes may only be transferred as a whole by:

•	DTC to a nominee of DTC;

•	by a nominee of DTC to DTC or another nominee of DTC; or

•	by DTC or any such nominee to a successor of DTC or a nominee of such successor.

DTC will record all transfers of the interests in book-entry securities using its book-entry systems. DTC will use its customary procedures in this regard.

Clearance and Settlement

General

The New Notes will be held through the book-entry systems operated by DTC and its respective participants, including Euroclear and Clearstream. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow New Notes to be issued, held and transferred among these clearing systems without the physical transfer of certificates.

The policies of DTC will govern payments, transfers, exchange and other matters relating to the investor’s interest in New Notes held by DTC.

We have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC or any of its direct or indirect participants. We also do not supervise DTC or its participants in any way.

DTC and its participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC or its participants could change their rules and procedures at any time.

Transfers of Beneficial Interests in the Global Notes

Transfers between direct DTC participants will be effected in accordance with DTC’s rules and will be settled using the procedures applicable to U.S. corporate debt obligations or depositary receipts, as the case may be, in DTC’s Same-Day Funds Settlement system, if payment is made in U.S. dollars, or free of payment, if payment is not effected in U.S. dollars. If payment is not made in U.S. dollars, separate payment arrangements outside DTC are required to be made between DTC participants. Beneficial owners may also own interests in the global note held by DTC through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship, either directly or indirectly, with a direct DTC participant.

Security Codes

The CUSIP number for the New Notes is 26152HAA1, the Common Code for the New Notes is 025817087 and the ISIN for the New Notes is US26152HAA14.

DESCRIPTION OF OUR MEMORANDUM AND ARTICLES OF

ASSOCIATION AND ORDINARY SHARES

On May 31, 2006, we had 600,000,000 ordinary shares, no par value, and 5,000,000 cumulative preference shares, R0.10 par value, authorized for issuance. On that date, we had issued 320,018,822 ordinary shares and 5,000,000 cumulative preference shares.

Set out below are brief summaries of certain provisions of our Articles of Association, or our Articles, the South African Companies Act, 1973 (as amended), or the Companies Act, and the requirements of the JSE, all as in effect on May 31, 2006. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Articles, the Companies Act, and the requirements of the JSE.

We are registered under the Companies Act under registration number 1895/000926/06. As set forth in Section 4-Objects of our Memorandum of Association, our purpose is to explore and exploit mineral rights and establish and own mining enterprises.

Borrowing Powers

Our directors may, at their discretion, raise or borrow or secure the payment of any sum or sums of money for our use as they see fit. For so long as we are a listed company, the directors shall so restrict our borrowings and exercise all voting and other rights or powers of control exercisable by us in relation to our subsidiary companies so that the aggregate principal amount outstanding in respect of us and any of our subsidiary companies, as the case may be, exclusive of inter-company borrowings, shall not, except with the consent of our shareholders at a general meeting, exceed R30 million or the aggregate from time to time of our issued and paid up capital, together with the aggregate of the amounts standing to the credit of all distributable and non-distributable reserves, any of our share premium accounts and our subsidiaries’ share premium accounts certified by our auditors and which form part of our and our subsidiaries’ financial statements, whichever is higher.

Share Ownership Requirements

Our directors are not required to hold any shares to qualify or be appointed as a director.

Voting by Directors

A director may authorize any other director to vote for him at any meeting at which neither he nor his alternate director appointed by him is present. Any director so authorized shall, in addition to his own vote, have a vote for each director by whom he is authorized.

The quorum necessary for the transaction of the business of the directors may be fixed by the directors and unless so fixed shall be not less than two.

Directors are required to notify our board of directors of interests in companies and contracts. If a director’s interest is under discussion, depending on the nature of the interest, he shall not be allowed to vote and shall not be counted, for the purpose of any resolution regarding his interest, in the quorum present at the meeting.

The Code of Corporate Practices and Conduct of the King II Report on Corporate Governance for South Africa, 2002, sets out guidelines to promote the highest standards of corporate governance among South African companies. The board of directors believes that our business should be conducted according to the highest legal and ethical standards. In accordance with their practice, all remuneration of directors is approved by the Remuneration and Nominations Committee.

Under South African common law, directors are required to comply with certain fiduciary duties to the company and to exercise proper care and skill in discharging their responsibilities.

Age Restrictions

There is no age limit for directors.

Election of Directors

Directors may be appointed at a general meeting from time to time. The directors may appoint any eligible person as a director but he shall only hold office until the next annual general meeting when the relevant director shall be eligible for election. One-third of our directors, on a rotating basis, are subject to re-election at each annual general shareholders’ meeting. Retiring directors usually make themselves available for re-election.

General Meetings

On the request of 100 shareholders or shareholders holding not less than one-twentieth of our share capital which carries the right of voting at general meetings, we shall within 14 days of the lodging of a request by such shareholders issue a notice to shareholders convening a general meeting for a date not less than 21 days and not more than 35 days from the date of the notice. Directors may convene general meetings at any time.

Our annual general meeting and a meeting of our shareholders for the purpose of passing a special resolution may be called by giving 21 days advance written notice of that meeting. For any other general meeting of our shareholders, 14 days advance written notice is required.

Our Articles provide that if at a meeting convened upon request by our shareholders a quorum is not present within one half hour after the time selected for the meeting, such meeting shall be dissolved. The necessary quorum is three members present in person or represented by proxy.

Voting Rights

The holders of our ordinary shares are generally entitled to vote at general meetings and on a show of hands have one vote per person and on a poll have one for every share held. The holders of our cumulative preference shares are not entitled to vote at a general meeting unless any preference dividend is in arrears for more than six months at the date on which the notice convening the general meeting is posted to the shareholders.

Dividends

We may, in a general meeting, or our directors may, from time to time, declare a dividend to be paid to the shareholders in proportion to the number of shares they each hold. No dividend shall be declared except out of our profits. Dividends may be declared either free or subject to the deduction of income tax or duty in respect of which we may be charged. Holders of ordinary shares are entitled to receive dividends as and when declared by the directors. Holders of cumulative preference shares are not entitled to receive any dividends.

Ownership Limitations

There are no limitations imposed by our Articles or South African law on the rights of shareholders to hold or vote on our ordinary shares or securities convertible into our ordinary shares.

Winding-up

If we are wound-up, then the assets remaining after payment of all of our debts and liabilities, including the costs of liquidation, shall be applied to repay to the shareholders the amount paid up on our issued capital and thereafter the balance shall be distributed to the shareholders in proportion to their respective shareholdings. On a winding up, our cumulative preference shares rank, in regard to all arrears of preference dividends, prior to the holders of ordinary shares. As of the date of this offering memorandum, no such dividends have been declared. Except for the preference dividend and as described in this paragraph our cumulative preference shares are not entitled to any other participation in the distribution of our surplus assets on winding-up.

Reduction of Capital

We may, by special resolution, reduce the share capital authorized by our Memorandum of Association, or reduce our issued share capital including, without limitation, any stated capital, capital redemption reserve fund and share premium account by making distributions and buying back our shares.

Amendment of the Articles of Association

Our Articles may only be altered by the passing of a special resolution. A special resolution is passed when the shareholders holding at least 25% of the total votes of all the members entitled to vote are present or represented by proxy at a meeting and, if the resolution was passed on a show of hands, at least 75% of those shareholders voted in favor of the resolution and, if a poll was demanded, at least 75% of the total votes to which those shareholders are entitled were cast in favor of the resolution.

Consent of the Holders of Cumulative Preference Shares

The rights and conditions attaching to the cumulative preference shares may not be cancelled, varied or added, nor may we issue shares ranking, regarding rights to dividends or on winding up, in priority to or equal with our cumulative preference shares, or dispose of all or part of our mineral rights without the consent in writing of the registered holders of our cumulative preference shares or the prior sanction of a resolution passed at a separate class meeting of the holders of our cumulative preference shares.

Distributions

Under an amendment to the Articles on October 21, 2002, we are authorized to make payments in cash or in specie to our shareholders in accordance with the provisions of the Companies Act and other consents required by law from time to time. We may, for example, in a general meeting, upon recommendation of our directors, resolve that any surplus funds representing capital profits arising from the sale of any capital assets and not required for the payment of any fixed preferential dividend, be distributed among our ordinary shareholders. However, no such profit shall be distributed unless we have sufficient other assets to satisfy our liabilities and to cover our paid up share capital.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES AND

AMERICAN DEPOSITARY RECEIPTS

The following is a summary of certain provisions of the deposit agreement, entered into by us, The Bank of New York, as depositary, and the owners, or Owners, and holders from time to time of ADRs issued thereunder. In this section, references to “we,” “us,” “our” refer solely to DRDGOLD Limited and not our subsidiaries.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our deposit agreement with The Bank of New York. For more complete information, you should read the entire deposit agreement, including the form of ADR, which contains the terms of your ADSs. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and we will make copies of the documents available to you upon request. The deposit agreement has been filed with the Commission as an exhibit to our Registration Statement on Form F-6, filed March 29, 2000, and is incorporated herein by reference. Terms used herein and not otherwise defined will have the meanings set forth in the deposit agreement. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

The Bank of New York as depositary will issue the ADSs. Each ADS will represent ownership interest in one ordinary share, which we will deposit with the custodian under the deposit agreement among us, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of that broker or financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are generally governed by New York law.

The Depositary

Who is the depositary?

The Bank of New York, a New York banking corporation, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of underlying ordinary shares your ADSs represent.

We may make various types of distributions with respect to our securities. Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into Dollars, if it can do so on a reasonable basis and can transfer the Dollars to the United States. If that is not possible or if any approval from the South African government is needed and can not be obtained, the agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid under South African law will be deducted. The depositary will distribute only whole Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute new ADSs representing any shares that we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new shares.

Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, the depositary may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on its shares or any value for them if it is illegal or impractical for us to make them available to you.

The depositary may not be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price. We cannot assure you that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADRs?

The depositary will issue ADRs if you deposit or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian.

Ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such ordinary shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited ordinary shares for the account of the depositary. This includes those ordinary shares being deposited by or on behalf of us in connection with the exchange of preference shares of the issuer. ADR holders thus have no direct ownership interest in the ordinary shares and only have the rights that are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees, expenses, taxes and charges, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. ADRs will be delivered at the depositary’s Corporate Trust office.

How do ADR holders cancel an ADR and obtain deposited securities?

When you turn in your ADR at the depositary’s Corporate Trust office, it will, upon payment of certain applicable fees, charges and taxes, deliver at the custodian’s office the underlying ordinary shares. At your risk, expense and request, the depositary may deliver at another place that you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing transfer books of the depositary or us, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs. This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADSs. After receiving voting materials from us, and if we request, the depositary will notify all of the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. However, if the depositary does not receive your voting instructions, it will give a proxy to vote your shares to our designated representative.

Because there is no guarantee that you will receive voting materials in time to instruct the depositary to vote, it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Fees and Expenses

Holders of New Notes must pay the depository’s fees under the following fee schedule in connection with any issuance of ADSs upon the conversion of the New Notes or thereafter:

ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares, rights or other securities or property Each cancellation of an ADS, including if the agreement terminates

$.02 (or less) per ADS	Any cash payment

Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of the depositary or its agent when you deposit or withdraw shares

Expenses of The Bank of New York	Conversion of foreign currency to Dollars, cable, telex and facsimile transmission expenses

Taxes and other governmental charges	As the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes

We will pay all other charges and expenses of the depositary and any agent of the depositary pursuant to agreements from time to time between us and the depositary. However, we will not pay any charges and expenses of the custodian. The fees described above may be amended from time to time. The depositary may own and deal in any class of securities of ours and our affiliates and in ADRs.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including:

•	any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities; or

•	any recapitalization, reorganization, merger, consolidation or sale of assets affecting us;

any securities that the depositary or custodian receives will be treated as new deposited securities. Additionally, the depositary may choose to:

(1) distribute additional ADRs;

(2) call for the surrender of outstanding ADRs in exchange for new ADRs specifically describing the new deposited securities; or

(3) none of the above.

If the depositary does not choose either of (1) or (2), any of the cash, securities or other property it receives shall constitute part of the deposited securities and each ADR will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADRs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, other than taxes and other charges specifically payable by ADR holders under the deposit agreement, or affects any substantial existing right of ADR holders. At any time an amendment becomes effective, you are considered, by continuing your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

No amendment will impair your right to surrender your ADRs and receive the underlying securities except to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement at our request by mailing notice of termination to ADR holders at least 90 days prior to the date fixed in the notice of termination. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. After termination, the depositary’s only responsibility will be:

•	the collection of dividends and other distributions relating to the deposited securities; and

•	the sale of rights and the delivery of underlying deposited securities and the net proceeds of the sale of any rights or other property in exchange for surrendered ADRs.

At any time after the expiration of one year from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested, unsegregated and without liability for interest, for the pro rata benefit of ADR holders who have not yet surrendered their ADRs. After making a sale, the depositary shall have no obligations except to account for the proceeds and other cash.

Fixing a Record Date

When any cash dividend or other cash distribution becomes payable or any non-cash distribution is made, any rights are issued regarding any underlying ordinary shares or other deposited securities, or the depositary causes a change in the number of ordinary shares represented by each ADS or receives notice of any meeting of the holders of any underlying ordinary shares or other deposited securities, the depositary will fix a record date for determining:

•	the ADR holders entitled to the dividend, distribution or rights or the net proceeds from their sale;

•	the ADR holders entitled to give instructions for the exercise of voting rights at any meeting; or

•	the date on which the change in the number of ordinary shares represented by each ADS will take effect.

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders and Holders of ADSs

The deposit agreement expressly limits the obligations and liability of each of the depositary, us and its and our respective agents. Neither we nor the depositary will be liable:

•	if we or the depositary is prevented or hindered in, or be subject to any civil or criminal penalty for, performing any obligation by circumstances beyond its control, including, without limitation, requirements of law, rule, regulation, the terms of the deposited securities and acts of God;

•	for exercising or failing to exercise discretion under the deposit agreement; or

•	if we perform our or the depositary performs its obligations without negligence or bad faith.

We and the depositary have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on the behalf of any other party. In the agreement we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue or register the transfer of an ADR, make a distribution on an ADR, or withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish from time to time, consistent with the agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register transfers of ADRs generally when our books or the books of the depositary are closed, or at any time we or the depositary thinks it advisable to do so.

Pre-release of ADSs

The depositary may execute and deliver ADRs prior to the deposit with the custodian of ordinary shares or rights to receive ordinary shares and deliver underlying securities prior to the receipt and cancellation of ADRs if the person to whom such shares are to be delivered is a banking institution organized pursuant to the laws of South Africa. This is called a pre-release. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may pre-release ADRs or underlying securities upon receipt of pre-released ADRs only if:

•	the pre-released is fully collateralized at all times and, in connection with a pre-release of shares, preceded or accompanied by an unconditional guaranty by the pre-releasee to deliver ADRs for cancellation on the same calendar day on which the shares are delivered to the pre-releasee (or, if such ADRs are not so delivered, to return the shares);

•	each recipient of pre-released ADRs or underlying securities agrees in writing that it, or its customer, owns the underlying securities or ADRs being remitted;

•	the pre-release is terminable by the depositary on not more then five (5) business days’ notice; and

•	the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time, excluding those evidenced by pre-released ADRs. However, the depositary may change or disregard such limit from time to time in certain circumstances.

Inspection of Transfer Books

The depositary will keep books for the registration and transfer of ADRs. These books will be open at all reasonable times for inspection by you, provided that you are inspecting the books for a purpose related to us, the deposit agreement or the ADRs.

Reports and Other Communications

The depositary will make available for your inspection any reports or communications, including any proxy material, received from us, as long as these materials are received by the depositary as the holder of the ordinary shares or other deposited securities underlying the ADSs and are generally available to our shareholders. At our written request, the depositary will also send copies of reports, notices and communications to you.

MATERIAL INCOME TAX CONSIDERATIONS

This summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice. No representation with respect to the consequences to any particular purchaser of the New Notes is made hereby. Prospective purchasers should consult their own tax advisers with respect to their particular circumstances and the effect of national, state or local tax laws to which they may be subject.

South Africa

South Africa imposes tax on a residence basis. Generally non-residents do not pay tax in South Africa except in the following circumstances:

Income Tax

Non-residents will pay income tax on any amounts received by or accrued to them from a source within (or deemed to be within) South Africa. Interest earned by a non-resident on a convertible bond issued by a South African company will be from a South African source. However, Section 10(1)(hA) of the Income Tax Act, 1962 (as amended), or the Act exempts interest received by or accrued to a non-resident from income tax. This exemption does not apply if:

•	the non-resident has been a resident of South Africa at any time and carried on a business in South Africa;

•	the non-resident was a resident of the common monetary area, in other words, Lesotho, Namibia, Botswana and Swaziland, and in such an event the non-residents shall be deemed to be a resident of South Africa;

•	the interest is effectively connected with a business carried on by the non-resident in South Africa;

•	the recipient of the interest is a natural person, unless he was absent from South Africa for at least 183 days in aggregate during the year of assessment in which the interest was received or accrued.

No withholding tax is deductible in respect of interest payments made by the issuer of the convertible bonds to non resident investors. No income tax is payable on dividends paid to residents or non-residents, in terms of Section 10(1)(k) of the Act. Withholding tax on dividends is not imposed on non-resident shareholders of companies listed in South Africa. Non-residents will receive the same dividend as South African resident shareholders. Prior to payment of the dividend, the company pays secondary tax on companies at a rate of 12.5% of the total dividend, but the full amount of the dividend is paid to shareholders.

Capital Gains Tax

Non residents are generally not subject to capital gains tax, or CGT, in South Africa. They will only be subject to CGT on gains arising from the disposal of capital assets if the assets disposed of consist of:

•	immovable property owned by the non residents in South Africa, or any interest or right in or to immovable property. A non resident will have an interest in immovable property if it has a direct or indirect shareholding of at least 20% in a company, where 80% or more of the net assets of that company (determined on a market value basis) are attributable directly or indirectly to immovable property; or

•	any asset of a permanent establishment of a non resident in South Africa through which a trade is carried on.

If the non residents are not subject to CGT because the assets disposed of do not fall within the categories described above, it follows that they will also not be able to claim the capital losses arising from the disposal of the assets.

Material United States Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences to holders of Old Notes of the receipt of the New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes and any ordinary shares or ADSs received upon the conversion of the New Notes. The following does not address the U.S. federal income tax consequences of the ownership of New Notes to subsequent purchasers of the New Notes. It deals only with holders who hold the Old Notes and New Notes (the “Notes”) and any ordinary shares or ADSs received upon the conversion of the Notes as capital assets for U.S. federal income tax purposes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly on a retroactive basis. This summary has no binding effect or official status of any kind; we cannot assure holders that the conclusions reached below would be sustained by a court if challenged by the U.S. Internal Revenue Service (the “Service”).

This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances and does not address special classes of holders subject to special treatment (such as dealers in securities or currencies, partnerships or other pass-through entities, financial institutions, life insurance companies, banks, tax-exempt organizations, certain expatriates or former long-term residents of the United States, persons holding the Notes, ordinary shares or ADSs as part of a “hedge,” “conversion transaction,” “synthetic security,” “straddle,” “constructive sale” or other integrated investment, persons whose functional currency is not the U.S. dollar, or persons that actually or constructively own ten percent or more of our voting stock). This summary addresses only U.S. federal income tax consequences and does not address the effect of any state, local, or foreign tax laws that may apply, the alternative minimum tax or the application of the federal estate or gift tax.

A “U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes,

•	a citizen or resident of the U.S.;

•	a corporation or other entity subject to tax as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. person.

A “Non-U.S. holder” is any beneficial owner that, for U.S. federal income tax purposes, is not a partnership and is not a U.S. holder.

If a partnership holds any Notes, ordinary shares or ADSs, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding any Notes, ordinary shares or ADSs should consult their tax advisors.

Because individual circumstances may differ, holders should consult their own tax advisors concerning the U.S. federal income tax consequences applicable to their particular situations as well as any consequences to them arising under the tax laws of any foreign, state or local taxing jurisdiction.

Tax Consequences of the Exchange Offer to U.S. Holders

U.S. Holders Who Do Not Participate in the Exchange Offer

The Exchange Offer will not be a taxable event for U.S. federal income tax purposes for a U.S. holder of Old Notes who does not exchange its Old Notes for New Notes pursuant to the Exchange Offer. Such U.S. holders of Old Notes generally will recognize income in respect of the Old Notes at the same time and in the same amounts as they would have recognized had the Exchange Offer not occurred.

U.S. Holders Who Participated in the Exchange Offers

Application of Modification Regulations to the Exchange Offer. The exchange of Old Notes for New Notes should be analyzed as if the exchange were simply a modification of the Old Notes. Under general principles of U.S. federal income tax law, the modification of a debt instrument can give rise to a taxable exchange under Section 1001 of the Code upon which gain or loss is realized if the modified debt instrument differs materially either in kind or extent from the original debt instrument. In this regard, governing Treasury regulations (the “Modification Regulations”) provide that, as a general rule, a taxable exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively, the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant (a “significant modification”). The Modification Regulations state that they can apply to any modification of a debt instrument, regardless of the form of the modification, including an exchange of a new debt instrument for an existing debt instrument. Therefore, the Modification Regulations are relevant in determining the consequences of an exchange of Old Notes for New Notes.

Under the Modification Regulations, a change in yield of a debt instrument is a significant modification if the yield of the modified debt instrument varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 25 basis points or (ii) 5 percent of the annual yield on the unmodified instrument. For this purpose, the yield of the modified debt instrument is the annual yield of a debt instrument with (i) an issue price equal to the adjusted issue price of the unmodified debt instrument on the date of the modification, increased by any accrued but unpaid interest, and decreased to reflect payments made to the holders as consideration for the modification and (ii) payments equal to the payments on the modified debt instrument from the date of the modification. The Modification Regulations further provide that a change in the timing of payments due under a debt instrument is a significant modification if it results in the material deferral of scheduled payments, which depends on all the facts and circumstances. The Modification Regulations provide in this respect a safe harbor under which a deferral of one or more scheduled payments within the safe harbor period, which is the lesser of 5 years or 50 percent of the original term of the instrument, is not a material deferral if the deferred payments are unconditionally payable no later than the end of the safe harbor period.

We believe that the exchange of the Old Notes for New Notes resulted in a change in yield that is a significant modification under the Modification Regulations. We also believe that the exchange of the Old Notes for New Notes resulted in a deferral of principal payments on the Old Notes which exceeds the safe harbor period and should be a significant modification under the Modification Regulations. Therefore, although the Service could take a contrary position, we expect that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will result in a taxable exchange under the Code.

Accordingly, we believe the tax consequences described below apply to such exchange. If, contrary to this conclusion, the exchange of Old Notes for New Notes did not result in a significant modification under the Modification Regulations, the exchange would not constitute a taxable exchange under the Code in which the holder realized gain or loss. In that case, the holder of the New Notes would, with respect to those New Notes, have the same adjusted tax basis and holding period as that holder had with respect to the Old Notes, and continue to account for any non-de minimis original issue discount, market discount or amortizable bond premium as was the case with respect to the Old Notes. Holders are recommended to consult with their tax advisors with respect to the application of the Code’s Modification Regulations to their particular circumstances.

Taxation of U.S. Holders upon the Exchange. We believe that the exchanges of Old Notes for New Notes should constitute taxable exchanges under Section 1001 of the Code. In general, an exchange of Old Notes for New

Notes would be a taxable event unless the Code explicitly prevented recognition of any gain or loss realized (e.g., if the exchange was a recapitalization under the Code as discussed below). In order for the exchange of the Old Notes for New Notes to qualify as a recapitalization under Section 368(a)(1)(E) of the Code, the Old Notes and the New Notes must be “securities” under the relevant provisions of the Code.

Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. The Old Notes and the New Notes have a term of 4 years each and thus, based on their term to maturity and other features, may not constitute securities for U.S. federal income tax purposes, although the Service may take a contrary position.

Assuming the exchange does not qualify for treatment as a tax-free recapitalization, a U.S. holder would recognize gain or loss for U.S. federal income tax purposes upon the exchange in an amount equal to the difference between (i) the “issue price” of the New Notes received in exchange for the Old Notes and (ii) the holder’s adjusted tax basis in the Old Notes on the date of the exchange. A U.S. holder’s adjusted tax basis in the Old Notes generally will equal the amount paid therefor, increased by market discount or original issue discount (“OID”), if any, previously taken into account by the holder, and reduced by any amortizable bond premium previously amortized by the holder and any payments on the Old Notes other than payments of qualified stated interest. As stated below (see “— Issue Price of the New Notes”), we believe, and intend to take the position that, the Old Notes are not, and the New Notes will not be, traded on an established securities market and, as a result, the “issue price” of the New Notes will be their “stated redemption price at maturity” which is equal to their Accreted Value at maturity, which is equal to 102.5% of their principal amount. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Old Notes to, and accrued and untaxed interest as of, the date of the exchange, such gain or loss generally would be long-term capital gain or loss if the holder held the Old Notes for more than one year on the date of the exchange. Non-corporate U.S. holders generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains.

Issue Price of the New Notes. Under the OID provisions of the Code, the New Notes will be treated as debt instruments issued for property (i.e., the Old Notes). The determination of the “issue price” of the New Notes, which constitutes the amount realized on the exchange as described above, and is also relevant in determining whether there is any OID on the New Notes, will depend, in part, on whether the New Notes or the Old Notes for which the New Notes are exchanged, were traded on an “established market” at any time during the 60-day period ending 30 days after the date of the completion of the Exchange Offer. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) the New York Stock Exchange, (ii) certain qualifying interdealer quotation systems or (iii) certain qualifying foreign securities exchanges; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) subject to certain limitations, price quotations are readily available from dealers, brokers or traders; for this purpose a debt instrument is not considered to be described under this section (c) if no other outstanding debt instrument of the issuer (or of any person who guarantees the debt instrument) is described under sections (a) or (b).

If the New Notes or the Old Notes are properly treated as “publicly traded” under relevant Treasury Regulations, the issue price of the New Notes for purposes of the OID provisions of the Code would be their fair market value at the time of issuance, if the New Notes are publicly traded, or the fair market value of the Old Notes, if the New Notes are not publicly traded but the Old Notes are publicly traded. In either of such two cases, such issue price would also be the amount realized on the exchange of the Old Notes for New Notes. If neither the Old Notes nor the New Notes are properly treated as publicly traded, the issue price of the New Notes would be the stated redemption price at maturity of the New Notes and there would be no OID on the New Notes. We believe, and will take the position, that neither the Old Notes nor the New Notes will be treated as publicly traded.

Market Discount and Accrued But Untaxed Interest. If a holder had accrued and unrecognized market discount on its Old Notes (that is, a discount representing more than a de minimis difference between the holder’s tax basis in its Old Notes and their stated redemption price at maturity) or accrued interest on the Old Notes that had not been previously included in the holder’s gross income for U.S. federal income tax purposes, the gain, if any, recognized on the exchange of Old Notes up to the amount of such accrued market discount and accrued interest would be treated as ordinary income and would not receive capital gain treatment. Accrued market discount generally equals a ratable portion of the Old Note’s market discount, based on the number of days the holder held the Old Note at the time of such disposition, as a percentage of the number of days from the date the holder acquired such Old Note to its date of maturity. Holders who acquired their Old Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the Old Notes pursuant to the Exchange Offer.

Holding and Disposing of the New Notes by U.S. Holders

Stated Interest

As stated above, because the issue price of the New Notes will equal their stated redemption price at maturity, the New Notes will not be treated as issued with OID. Payments of stated interest on a New Note should be taxable to a U.S. holder as ordinary income at the time it is received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. The interest will be treated as foreign source income for foreign tax credit and other purposes. In computing the separate foreign tax credit limitations, interest on the Notes should generally constitute “passive income,” or in the case of certain U.S. holders, “financial services income.” However, for taxable years beginning after December 31, 2006 interest on the New Notes would generally constitute “passive category income,” but could, in the case of certain U.S. holders, constitute “general category income.”

Disposition of the Notes

Except as set forth below under “—Exercise of Conversion Rights,” upon a sale, exchange, redemption or other taxable disposition of a New Note, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the U.S. dollar value of the amount of cash plus the fair market value of any property received (less any amount received in respect of accrued interest not previously included in income, which will be taxable as ordinary interest income) and (ii) the U.S. holder’s adjusted tax basis in the New Note. A U.S. holder’s adjusted tax basis in a New Note will generally equal the New Notes’ “stated redemption price at maturity,” which is equal to their Accreted Value at maturity. The New Notes’ Accreted Value at maturity is equal to 102.5% of their principal amount. Subject to the application of the “passive foreign investment company” rules discussed below, gain or loss recognized on the taxable disposition of a New Note will be capital gain or loss and will be long-term capital gain or loss if at the time of the taxable disposition, the New Note has been held by the U.S. holder for more than one year. Under current law, long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation, with respect to taxable years beginning on or before December 31, 2010. The deductibility of capital losses is subject to limitations. The gain or loss realized by a U.S. holder upon the taxable disposition of a New Note will generally be treated as from sources within the United States for foreign tax credit and other purposes.

Exercise of Conversion Rights

A U.S. holder of a New Note will not recognize gain or loss upon the conversion of a New Note into ordinary shares or ADSs except with respect to cash received in lieu of fractional shares. The holding period of the shares received upon conversion will include the period during which the New Note was held and the holder’s aggregate tax basis in the shares received upon conversion will be equal to the holder’s aggregate tax basis in the New Note at the time of conversion, less the portion allocable to any fractional share. A U.S. holder of a New Note will generally recognize capital gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the holder’s tax basis in such fractional share. This gain or loss should be capital gain or loss, and should be taxable as described above under “—Disposition of the Notes.”

Adjustment to Conversion Price

The conversion rate of the New Notes is subject to adjustment under specified circumstances. Under Section 305 of the Code and applicable Treasury regulations, an adjustment to the conversion rate, or a failure to adjust the conversion rate, may result in a taxable constructive stock dividend to U.S. holders of the New Notes if, and to the extent that, these adjustments to the conversion rate, or failures to adjust the conversion rate, increase the proportionate interest of a U.S. holder of a New Note in our earnings and profits or assets, whether or not such holder ever converts the New Note into ordinary shares or ADSs. Any taxable constructive stock dividend would result in ordinary income to such U.S. holders to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to such U.S. holders’ tax basis in the New Notes, and then as capital gain. We do not intend to calculate our earnings or profits for U.S. federal income tax purposes.

Ownership of Ordinary Shares or ADSs

For purposes of the Code, U.S. holders of ADSs will be treated for U.S. federal income tax purposes as the owner of the ordinary shares represented by those ADSs. Exchanges of ordinary shares for ADSs and ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

For U.S. federal income tax purposes, the gross amount of any distributions with respect to the ordinary shares or ADSs, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be taxed to U.S. holders as ordinary dividend income to the extent that the distributions do not exceed our current and accumulated earnings and profits. For U.S. federal income tax purposes, the amount of any distribution received by a U.S. holder will equal the U.S. dollar value of the South African Rand payments made, determined at the “spot rate” on the date the dividend distribution is includible in such U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date a U.S. holder includes the dividend payment in income to the date such holder converts the payment into U.S. dollars will be treated as ordinary income or loss. For purposes of this discussion, the “spot rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Service has the authority to determine the spot rate.

Distributions, if any, in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital and will be applied against and reduce the holder’s basis in the ordinary shares or ADSs. To the extent that these distributions exceed the U.S. holder’s tax basis in the ordinary shares or ADSs, as applicable, the excess generally will be treated as capital gain, subject to the discussion below under the heading “Passive Foreign Investment Company.” We do not intend to calculate our earnings or profits for U.S. federal income tax purposes. Dividend income derived with respect to the ordinary shares or ADSs will not be eligible for the dividends received deduction generally allowed to a U.S. corporation under Section 243 of the Code. Dividend income will be treated as foreign source income for foreign tax credit and other purposes. In computing the separate foreign tax credit limitations, dividend income should generally constitute “passive income,” or in the case of certain U.S. holders, “financial services income.” However, for taxable years beginning after December 31, 2006 dividend income would generally constitute “passive category income,” but could, in the case of certain U.S. holders, constitute “general category income.”

“Qualified dividend income” received by individual U.S. Holders (as well as certain trusts and estates) for taxable years beginning on or before December 31, 2010 generally will be taxed at a maximum U.S. federal income tax rate of 15% provided certain conditions are met, including a minimum holding period. For this purpose, dividends paid by us will be “qualified dividend income” provided that we are eligible with respect to substantially all of our income for the benefits of the Convention Between the United States of America and the Republic of South Africa for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion and we are not considered during the year the dividend is paid, or in the preceding year, a “passive foreign investment company”. U.S. Holders are recommended to consult their tax advisers regarding the availability of the preferential rate in their particular circumstances.

Disposition of Ordinary Shares or ADSs

Upon a sale, exchange, or other taxable disposition of ordinary shares or ADSs, a U.S. holder will recognize gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale or exchange and such holder’s adjusted tax basis in the ordinary shares or ADSs. Subject to the application of the “passive foreign investment company” rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the ordinary shares or ADSs for more than one year. Gain or loss recognized by a U.S. holder on the taxable disposition of ordinary shares or ADSs generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

In the case of a U.S. holder who receives Rand in connection with the taxable disposition of ordinary shares or ADSs, the amount realized will be based on the spot rate as determined on the trade date of such exchange or, in the case of cash basis and electing accrual basis taxpayers, the settlement date of such exchange. A U.S. holder who receives payment in Rand and converts Rand into U.S. dollars at a conversion rate other than the rate in effect on the trade date or settlement date, as applicable, may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

Passive Foreign Investment Company

A special and adverse set of U.S. federal income tax rules apply to a U.S. holder that holds stock or an option to acquire stock in a passive foreign investment company (“PFIC”). The New Notes may be treated as including an option to acquire our ordinary shares. We would be a PFIC for U.S. federal income tax purposes if for any taxable year either (i) 75% or more of our gross income, including our pro rata share of the gross income of any company in which we are considered to own 25% or more of the shares by value, were passive income or (ii) 50% or more of our average total assets (by value), including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value, were assets that produced or were held for the production of passive income. If we were a PFIC, U.S. holders of the New Notes, ordinary shares or ADSs would be subject to special rules with respect to (i) any gain recognized upon the disposition of the New Notes, ordinary shares or ADSs and (ii) with respect to U.S. holders of the ordinary shares or ADSs, any receipt of an excess distribution (generally, any distributions to a U.S. holder during a single taxable year that is greater than 125% of the average amount of distributions received by such U.S. holder during the three preceding taxable years in respect of the ordinary shares or ADSs or, if shorter, such U.S. holder’s holding period for the ordinary shares or ADSs). Under these rules:

•	the gain or excess distribution will be allocated ratably over a U.S. holder’s holding period for the New Notes, ordinary shares or ADSs, as applicable;

•	the amount allocated to the taxable year in which a U.S. holder realizes the gain or excess distribution will be taxed as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Although we generally will be treated as a PFIC as to any U.S. holder if we are a PFIC for any year during a U.S. holder’s holding period, if we cease to satisfy the requirements for PFIC classification, the U.S. holder may avoid PFIC classification for subsequent years if such holder elects to recognize gain based on the unrealized appreciation in the New Notes, ordinary shares or ADSs through the close of the tax year in which we cease to be a PFIC. A U.S. holder may also choose to mitigate the adverse tax consequences of PFIC classification by making a mark-to-market election or an election to be treated as a “qualified electing fund” as described below.

A U.S. holder who beneficially owns stock or an option to acquire stock in a PFIC must file Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with the Internal Revenue Service for each tax year such holder holds stock or an option to acquire stock in a PFIC. This form describes any distributions received with respect to such stock and any gain realized upon the disposition of such stock or option to acquire stock.

A U.S. holder of the ordinary shares or ADSs that are treated as “marketable stock” under the PFIC rules may be able to avoid the imposition of the special tax and interest charge described above by making a mark-to-market election. Pursuant to this election, the U.S. holder would include in ordinary income or loss for each taxable year an amount equal to the difference as of the close of the taxable year between the fair market value of the ordinary shares or ADSs and the U.S. holder’s adjusted tax basis in such ordinary shares or ADSs. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. holder under the election for prior taxable years. Although a mark-to-market election is not currently permitted with respect to the New Notes, future regulations might permit this election, possibly on a retroactive basis. U.S. holders desiring to make the mark-to-market election should consult their tax advisors with respect to the application and effect of making the election for the New Notes, the ordinary shares or ADSs.

In the case of a U.S. holder who holds New Notes, ordinary shares or ADSs and who does not make a mark-to-market election, the special tax and interest charge described above will not apply if such holder makes an election to treat us as a “qualified electing fund” in the first taxable year in which such holder owns the New Notes, ordinary shares or ADSs and if we comply with certain reporting requirements. However, we do not intend to supply U.S. holders with the information needed to report income and gain pursuant to a “qualified electing fund” election in the event that we are classified as a PFIC. Under current Treasury regulations, a “qualified electing fund” election cannot be made with respect to the New Notes.

We believe that we will not be a PFIC for our 2006 fiscal year ending June 30, 2006. However, as the tests for determining whether we would be a PFIC for any taxable year are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. In addition, certain factors in the PFIC determination, such as reductions in the market value of our capital stock, are not within our control and can cause us to become a PFIC. Accordingly, there can be no assurance that we will not become a PFIC.

The United States federal income tax rules relating to a PFIC are very complex. U.S. holders are recommended to consult their own tax advisors regarding the application of PFIC rules to their investments in the New Notes, ordinary shares or ADSs.

Non-U.S. Holders

Subject to the discussion below concerning information reporting and backup withholding, payments to a Non-U.S. holder on the New Notes, ordinary shares or ADSs, or gain realized by a Non-U.S. holder on the exchange of Old Notes for New Notes in the Exchange Offer and the sale, exchange or other taxable disposition of the New Notes, ordinary shares or ADSs, will not be subject to U.S. federal income or withholding tax unless (i) such income is effectively connected with a trade or business conducted by such Non-U.S. holder in the United States and, if required by an applicable income tax treaty as a condition for subjecting such Non-U.S. holder to U.S. taxation on a net income basis, such income is attributable to a permanent establishment such Non-U.S. holder maintains in the United States or (ii) in the case of an exchange of Old Notes for New Notes in the Exchange Offer or a sale of New Notes, ordinary shares or ADSs by a Non-U.S. holder who is an individual, such individual was present in the United States for at least 183 days during the taxable year in which the gain is realized and other specified conditions are met.

Income that is effectively connected to the conduct of a U.S. trade or business by a Non-U.S. holder will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if a corporate Non-U.S. holder recognizes “effectively connected” income, such Non-U.S. holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if such Non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding

U.S. Holders

Payments made in the United States or through certain U.S.-related financial intermediaries of interest (including original issue discount) or dividends, or the proceeds of the sale or other disposition of, the Notes, ordinary shares or ADSs may be subject to information reporting and U.S. federal backup withholding (at a current rate of 28%) if the recipient of such payment is not an “exempt recipient” and fails to supply certain identifying information, such as an accurate taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made with respect to the Notes, ordinary shares or ADSs to a U.S. holder must be reported to the Internal Revenue Service, unless the U.S. holder is an exempt recipient or otherwise establishes an exemption. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is refundable or allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

A Non-U.S. holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax and information reporting requirements discussed above.

Other Jurisdictions

This offering memorandum does not address the tax consequences of ownership of the Notes by holders resident in countries other than the United States. Holders should consult their own tax advisors with respect to the tax considerations in the jurisdiction of their residence applicable to their individual circumstances.

AVAILABLE INFORMATION

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), as applicable to foreign private issuers. In accordance with those requirements we file reports and other information with the U.S. Securities and Exchange Commission. These reports and other information can be inspected and copied at prescribed rates at the public reference facilities of the Commission located at 100 F Street N.E., Washington, D.C. 20549. Further information on the operation of the public reference room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Information that we submit to the Commission in electronic format may be accessed through this web site.

INCORPORATION BY REFERENCE

We incorporate by reference into this offering memorandum the documents listed below.

•	Our annual report on Form 20-F for our fiscal year ended June 30, 2005;

•	Our report on Form 6-K, including our unaudited U.S. GAAP interim financial statements and unaudited pro forma financial information, submitted on June 9, 2006;

•	Our Report to Shareholders for the Third Quarter Ended 31 March 2006, submitted under cover of a Form 6-K on May 3, 2006;

•	Our Amendments to the Report to Shareholders for the Six Months Ended 31 December 2005, submitted under cover of a Form 6-K on March 23, 2006;

•	Our Report to Shareholders for the Six Months Ended 31 December 2005, submitted under cover of a Form 6-K on February 23, 2006;

•	Our Report on Activities for the Second Quarter Ended 31 December 2005, submitted under cover of a Form 6-K on January 30, 2006;

•	Circular to DRDGOLD Shareholders, dated January 13, 2006, regarding consolidation of our offshore operations into Emperor, submitted under cover of a Form 6-K on January 17, 2006;

•	Memorandum of Association of DRDGOLD Limited, filed as Exhibit 1.1 of the Company’s Registration Statement on Form 20-F on September 20, 1996;

•	Articles of Association of DRDGOLD Limited, as amended on November 8, 2002, filed as Exhibit 1.2 of the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002; and

•	The Deposit Agreement between us and The Bank of New York, as depositary, relating to our American Depositary Shares, filed as Exhibit A to our Registration Statement on Form F-6 on March 29, 2000.

This information is considered a part of this offering memorandum. Any statement contained in a document incorporated or deemed to be incorporated by reference in this offering memorandum shall be deemed modified, superseded or replaced for purposes of this offering memorandum to the extent that a statement contained in this offering memorandum or in any subsequently filed document that also is or is deemed to be incorporated by reference in this offering memorandum modifies, supersedes or replaces such statement. Unless specifically stated to the contrary, none of the information that we disclose on any report on Form 6-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this offering memorandum.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this offering memorandum has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this offering memorandum by reference. Requests for such copies should be directed to us at the following address:

DRDGOLD Limited

EBSCO House 4

299 Pendoring Avenue

Blackheath, Randburg, 2195

South Africa

Telephone: +2711 219 8700

The exchange agent for the Exchange Offer is:

The Bank of New York

By facsimile:

(For Eligible Institutions only):

+44 20 7964 6399

Confirmation:

Attn: Paul Pereira

+44 20 7964 7495

By Mail:	By Overnight Courier:	By Hand:
One Canada Square London E14 5AL England	One Canada Square London E14 5AL England	One Canada Square London E14 5AL England

Requests for assistance regarding the procedures for tendering Old Notes and requests for additional copies of this offering memorandum and Letter of Transmittal may be directed to the exchange agent. The exchange agent will answer questions with respect to the Exchange Offer solely by reference to the terms of this offering memorandum.